Filed Pursuant to Rule 424(b)(4)

Registration No. 333-261288

PROSPECTUS

Sidus Space, Inc.

200,000 Shares of Class A Common Stock

The selling stockholders plan to sell an aggregate of up to 200,000 shares of Class A common stock.

The selling stockholders must sell their shares at a fixed price per share of $5.00, which is the per share price of the shares being offered in our initial public offering, until such time as our shares are listed on a national securities exchange. Thereafter, the shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. By separate prospectus (the “IPO Prospectus”), we have registered an aggregate of 200,000 shares of our Class A common stock which we are offering for sale to the public through our underwriters.

We have been approved to have our Class A common stock listed on The Nasdaq Capital Market under the symbol “SIDU.”

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and have elected to be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page __ to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors.

Sales of the shares of our Class A common stock registered in this prospectus and the IPO Prospectus will result in two offerings taking place concurrently which might affect price, demand, and liquidity of our common stock.

You should rely only on the information contained in this prospectus and any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 13, 2021

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We have not, and the underwriter has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A common stock.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Sidus Space” “Sidus,” or “the Company” refer to Sidus Space, Inc.

Overview

Sidus Space is a space-as-a-service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to demonstrate space operations for new technologies and deliver data and predictive analytics to both domestic and global customers. We have 9 years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware. We support commercial space, aerospace, defense, underwater marine and other commercial and government customers. Our services include multidisciplinary design engineering, precision Computer Numerical Control (CNC) machining and fabrication, Swiss screw machining, American Welding Society (AWS) certified welding and fabrication, electrical and electronic assemblies, wire cable harness fabrication, 3D composite and metal printing, satellite manufacturing, satellite payload integration and operations support, satellite deployment and microgravity testing and research. We have designed and manufactured many flight and ground components and systems for several government and commercial customers including large government contractors and space agencies. Specific efforts include:

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Between 2015 and 2019 we entered into contracts for the manufacturing, assembling and testing space hardware components for the NASA Orion spacecraft which include the Ogive lifting fixture, crew module birdcage, heatshield shipping frame stanchions, service module lift station and Reefing Line cutters for the parachute deployment system. We recognized revenue of $179,566 and $45,966 in the years ended December 31, 2020 and 2019 respectively, and $48,073 and 67,677 during the three and nine months ended September 30, 2021, respectively.

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In 2019, we entered into contracts for the manufacturing, assembling and testing Flight and Ground ECS Quick Disconnects and the umbilical release mechanism for NASA’s Space Launch System (SLS) Universal Stage Adapter (USA). The contract ended in April 2021. The contract generated revenue of $46,403 and $73,958 in the years ended December 31, 2020 and 2019 respectively, and $24,398 and $69,357 during the three and nine months ended September 30, 2021, respectively.

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In 2019, we entered into contracts supporting the engineering design, specifications, and assembly of internal and external cable harness assemblies for ISS based Bishop Airlock. The contract was completed in 2020 and generated revenue of $136,268 and $38,964 in the years ended December 31, 2020 and 2019 respectively.

•	In 2016, we entered into contracts for the manufacturing and assembling an umbilical plate for NASA Centaur. We recognized revenue of $33,208 for the year ended December 31, 2017.

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Between 2016 and 2018, we entered into contracts supporting NASA’s Launch Pad and Mobile Launcher 1 with testing for umbilical systems, fabrication of wire harnesses (including procurement, assembly, molding and testing) and manufacture, assembly and testing of electronic and fluid/pneumatic control cabinets. We recognized revenue of $1,984,523 in the year ended December 31, 2018.

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In 2021, we entered into an agreement for the manufacturing, assembling and testing ground support electrical control cabinets for NASA Mobile Launcher 2. We have not recognized any revenue during the nine months ended September 30., 2021.

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In 2019, we entered into a contract for the manufacturing and assembling prototype trash compactor for proposed Lunar Orbital Gateway. We recognized revenue of $123,945 during the year ended December 31, 2019

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During the years 2019 through 2021, we entered into multiple contracts for the manufacturing component parts for the Space & Airborne Systems division for L3Harris. We recognized revenue of $394,885 and $120,900 in the years ended December 31, 2020 and 2019 respectively, and $42,586 and $163,965 during the three and nine months ended September 30, 2021, respectively.

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During the years 2019 through 2021, we entered into multiple contracts for the manufacturing of various underwater oil and gas components for Teledyne Marine. We recognized revenue of $253,449 and $75,343 in the years ended December 31, 2020 and 2019 respectively, and $132,940 and $298,834 during the three and nine months ended September 30, 2021, respectively.

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In 2021, we entered into a contract integrating and testing an X-Band antenna for the small satellite market in partnership with MTI Wireless Edge Ltd.. We recognized revenue of $250,000 and $250,000 during the three and nine months ended September 30, 2021, respectively.

Significant milestones and events include but are not limited to:

2018

•	Awarded IDIQ contract vehicle to support Orion Crewed Space Capsule

•	Manifested External Flight Test Platform for 2019 launch

•	Awarded IDIQ contract to provide payload integration and operations including satellite deployment support on International Space Station

2019

•	External Flight Test Platform launch scheduled for October 2019 on Northrup Grumman’s Cygnus NG-12

•	External Flight Test Platform successfully launched

2020

•	STPS Sat-4 successfully deployed from International Space Station using SSIKLOPS platform

•	Partnership established with Indian Aerospace firm Dhruva Space

2021

•	External Flight Test Platform successfully returned on SpaceX CRS-21 from ISS

•	Winning team for NASA HEOMD AES Project Polaris awards for: Autonomous Satellite Technology for Real-time Applications (ASTRA)

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We are Aerospace Basic Quality System Standard (AS) 9100D certified, International Traffic in Arms (ITAR) registered, and have received approval of International Telecommunications Union (ITU) spectrum licensing for both X-Band and S-Band frequencies. We filed for X-band and S-band radio frequencies licensing in February 2021 and were granted approval through a published filing by the ITU on April 4, 2021. Such licenses are held through Aurea Alas, Ltd., an Isle of Man company, a related party to Sidus Space. Our filing contains approved spectrum use for multiple X-Band and S-Band frequencies and five different orbital planes. The ITU is the specialized agency responsible for principles and licensing of the use of orbit and spectrum. Before a satellite can use the spectrum and orbital resources it needs to fulfil its mission, it requires an associated ‘satellite filing’. The filing is a tool to obtain international recognition of these resources and it is a critical component to our product offering, enabling users to demonstrate, test, and operate new technologies in space.

Located in Cape Canaveral, Florida, also known as “The Space Coast,” we operate from a 35,000 square foot manufacturing, assembly, integration, and testing facility and as of November 15, 2021, employ 35 individuals with plans for growth over the next year.

We continually invest in innovative solutions and as of November 15, 2021 have ten space related patents approved or pending, which ownership was transferred to us by our majority shareholder, Craig Technologies, at no charge. Our patented technologies include a print head for regolith-polymer mixture and associated feedstock; a heat transfer system for regolith; a method for establishing a wastewater bioreactor environment; vertical takeoff and landing pad and interlocking pavers to construct same; and high-load vacuum chamber motion feedthrough systems and methods. Regolith is a blanket of unconsolidated, loose, heterogeneous superficial deposits covering solid rock. It includes dust, broken rocks, and other related materials and is present on Earth, the Moon, Mars, some asteroids, and other terrestrial planets and moons.

Our strategy is to build an all-inclusive space-as-a-service platform for the global space economy. Our Founder and Chief Executive Officer, Carol Craig, has also built her namesake firm, Craig Technologies, into an aerospace and defense contracting company recognized throughout the U.S. government and commercial space industries, that is backed by proven experience in the design, development, and commercialization of new and innovative space technologies and services through aerospace and defense partnerships and collaborations. Ms. Craig’s accomplishments as a seasoned CEO include the following awards:

•	2020 - U.S. Women’s Chamber of Commerce “Innovation and Performance” Award.

•	2017 - “Making a Difference” award by The American Business Women’s Association Oceanside Charter Chapter.

•	2016 - Special Congressional Recognition award from Congressman Bill Posey during Hispanic Heritage month for her outstanding and invaluable service to the local community.

•	2015 - Small Business Administration’s Small Business Person of the Year for the State of Florida and South Florida District. (Recognized as the national first runner-up finalist in Washington, DC.)

•	2013 - The National Defense Industrial Association (NDIA), Kathleen P. Sridhar Small Business Executive of the Year

•	2013 - Hispanic Engineers National Achievement Awards Conference (HENAAC) Entrepreneur of the Year Award by the Great Minds in STEM.

We are developing and anticipating launching 100kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a standardized operating system for space, we believe we can deliver customer payloads to orbit in months, rather than years. In addition, we anticipate delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things (IoT).

Our smallsat design is a hybrid 3D platform that is cost efficient and designed to allow us to provide technology integration and space-based data at a lower cost due to our vertically integrated manufacturing and space hardware expertise. As our satellite constellation grows, the number of customers and the volume of data collection will scale.

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Multiple Platforms

Over the last few years, we have designed, developed, and built hardware that has allowed us to provide potential clients with customizable, lightweight, low-cost satellite testing alternatives for one or multiple systems or subsystems including electronics, propulsion, optics, or communications, at what we believe to be a lower cost and more rapid deployment than other launch and test options. Our hardware solutions are in varying stages of development and include the following existing or planned products:

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External Flight Test Platform (EFTP) offers multiple industries the ability to develop, test, and fly experiments, hardware, materials, and advanced electronics on the ISS in an external space environment at a reduced cost and schedule. Potential payloads include optical communications, materials, satellite components, electroplating, and pharmaceutical testing. The EFTP includes integration and delivery to the ISS and has a typical deployment period of 15 weeks.

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SSIKLOPS (Space Station Integrated Kinetic Launcher for Orbital Payload Systems) is a deployment mechanism for satellites to be released from the ISS to be operated alongside the JEM Small Satellite Orbital Deployer (J-SSOD) and the NanoRacks CubeSat Deployer (NRCSD). But unlike J-SSOD and NRCSD that can only be used for CubeSats, SSIKLOPS can be used to deploy larger satellites of different shapes up to a mass of 100 kilograms – opening up a whole new market for satellite deployments from ISS.

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Phoenix is currently in development as a CubeSat deployer utilizing the SSIKLOPS deployment platform to deploy CubeSats from the ISS. Phoenix will offer a low-cost and high availability deployer option for CubeSats within the 3U to 12U range. U refers to the standard ‘Cubesat’ dimensions (Units or “U”) of 10 cm x 10 cm x 10 cm which are used to describe space on spacecraft).

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LizzieSat (LS) is currently in development as a hybrid 3D manufactured Low Earth Orbit (LEO) microsatellite that focuses on rapid, cost-effective development and testing of innovative spacecraft technologies for multiple customers. LS is planned to combine static component testing and LEO spacecraft development and deployment to provide complete life cycle services to commercial and government customers for Internal Research & Development (IR&D), data analytics and/or proof of concept. We anticipate that LS will leverage our in-house low-cost additive manufacturing of satellites using the Markforged X7, an industrial 3D printer featuring a dual nozzle print system that supports continuous carbon fiber and Kevlar reinforcement, to provide rapid, agile development of spacecraft due to its modular design.

Products and Services

We intend to offer our LEO constellation and mission-critical space-based data to meet the detailed conditions of any commercial and government mission. Our LEO constellation is anticipated to be optimized to meet the precise conditions of commercial and governmental demands in our increasingly interconnected, cloud-based, and data-driven world by providing instant connectivity from anywhere to everywhere. We plan to work collaboratively with our consumers to deliver effective connectivity solutions that tackle the world’s most complex information challenges providing powerful benefits that improve their operations and drive growth. We offer the following services to our customers:

•	Vertically Integrated Satellite Engineering and Integration Services
•	Precision Manufacturing, Assembly and Test
•	Satellite-as-a-Service (LEO Constellation)
•	Payloads Integrations for Test & Operational Missions
•	Launch & Support Services
•	Space-Based Data Services & Analytics

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Sidus Constellation

We have generated space related manufacturing revenue since 2012 but have not yet generated revenue from our commercial constellation space offering. We expect to generate revenue in the fourth quarter of 2021 from our first LS satellites, and we continue to finalize customers for LizzieSat-1 (LS-1). LS-1 is anticipated to launch in the fourth quarter of 2022 using our SSIKLOPS platform from the ISS and is intended to provide test data regardless of the success of the mission.

The first set of satellites is planned to be deployed from the ISS under a current NASA contract utilizing the SSIKLOPS. We have been awarded a 5-year indefinite delivery indefinite quantity contract by NASA to provide services to manage and perform the work for the successful integration and on-orbit operations of the platform for U.S. government customers with the option to utilize the platform for commercial efforts as well. Although launching from the ISS is a very economical and valid option, we are currently negotiating with other small satellite launchers to accommodate additional batches of satellites.

Our plan to build a global constellation requires deploying many satellites in different orbits and inclinations. Our spectrum filing approval is for multiple inclinations and altitudes between 300 and 650 km to meet LS user needs. All proposed altitudes are in lower Earth orbit however, orbits include sun synchronous, elliptical, polar, and equatorial.

We plan to manufacture all production LS satellites in-house with backup manufacturers identified as needed. The design life of the satellites is 2-3 years, and we anticipate replenishing satellites as they reach end of life to maintain the overall scale of the Sidus Constellation.

The LS satellites are of an innovative design that combines additive manufactured material with traditional machined aluminum and allows for modular integration of payloads and technologies. Sidus Space standard subsystem components provide redundancy and the ability to collect data for subscription services. All satellites in the Sidus Constellation will be of similar design, although there may be differences in manufacturers, payloads and components over time.

Initial launches will be supported by cargo resupply missions to the ISS. As an implementation partner to the ISS, we have access to additional space on commercial resupply missions through the SpaceX Falcon 9/Dragon and the Northrop Grumman Antares/Cygnus rockets for spacecraft transportation to transport the satellite to the ISS. Deployment of the spacecraft from the ISS is accomplished using the SSIKLOPS deployer that we operate and maintain (currently residing on the ISS). As users with more diverse needs are identified, we anticipate finalizing agreements for rideshare rockets or dedicated small satellite rocket launchers to meet user requirements.

The LS satellites are designed to have two command and control systems and operate in a “store and forward” mode, meaning that all collected information is stored on board until the next downlink opportunity. Each satellite is expected to provide a separate data stream which is downlinked from the individual satellite and transferred via network backhaul to a terrestrially based cloud computing platform for processing to create products for sale to customers.

The Sidus Constellation is planned to be comprised of customized satellites that will utilize S- and X-band frequencies in a variety of orbital planes. This is due to the developmental and customized nature of the customer market. Potential users of the Sidus Constellation range from military to commercial, start-ups to mature firms, and domestic and global educational institutions, and will be testing new technologies to be integrated into military, NASA, and commercial satellite products.

Each LS satellite is anticipated to be individually operated and commanded from the ground, and all satellites are expected to be capable of ceasing radio emissions if required. The carrier frequency of each transmitter is planned to be maintained within 0.002% of the reference frequency and all emissions shall meet the out-of-band emission limits specified in the Federal Communications Commission (FCC) rules.

Our operation of any Earth stations within the US will comply with domestic FCC requirements.

For downlink operations in the 8025 – 8400 MHz band, LS satellites are planned to operate in a non-broadcast mode, only radiating when transmitting data to one or more of our planned earth stations; LS satellites will use on-board filtering to ensure no spillover into Deep Space Network operating regions; and LS satellites will operate well below the power flux density requirements.

Initially, the satellites are designed to meet the requirements of the ISS deployment platform described in SSIKLOPS and with a mass of up to 115 kg and an envelope of 20 x 20 x 30 inches. Sidus satellite buses are designed to be modular and customized to fit the needs of different customers on the same bus. The initial deployment phase is anticipated to consist of approximately 15 satellites at 410 km.

Subsequent satellites, including replenishment satellites, are planned to extend to polar, sun-synchronous orbit (SSO), mid-latitude and near-equatorial orbits, with exact inclinations depending on launch availability, user requirements and coverage needs. Additionally, all satellites must meet orbital debris guidelines.

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Customer/Market Research

The need to provide commercial testing capabilities in space has been growing for many years and has become a requirement for many innovating companies. According to the Prospectus for the Small Satellite Market, 7th Edition released in April, 2021, Euroconsult anticipates that about 13,910 satellites <500 kg will be launched in the next ten years. This total represents a 38% increase over the 10,100 satellites that were expected in its previous edition. The smallsat industry is gearing up for significant expansion in terms of capabilities and demand, with the number of satellites to be launched growing four-fold over 2021-2030, citing growth in manufacturing, launch and operations, and increasing government budgets for space. As the small satellite market grows, the requirement for rapid flight proven testing is becoming more crucial. Although ground-based testing is available, it does not provide a mirrored testing environment for spacecraft and subcomponent testing. We intend to address this need with our Sidus Constellation. Furthermore, customization of the Sidus Constellation with appropriate technology can provide subscription data and imagery services for customers whose needs prompt consideration for a separate constellation. Currently, our core market corresponds most directly with satellite manufacturing and of offering LEO space-as-a-service solutions. However, we believe our addressable market can also continue to expand in similar and adjacent industries such as government and defense manufacturing. We have generated space-related manufacturing revenue since 2012, and we expect to generate revenue from our commercial constellation space offering in Q4 of 2021 as we continue to finalize customers for LizzieSat-1 (LS-1). LS-1 is currently slated to launch in the fourth quarter of 2022 utilizing our SSIKLOPS platform aboard the ISS.

Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

•	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

•	We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

•	The success of our business will be highly dependent on our ability to effectively market and sell our commercial satellite manufacturing, launch, and data services for small LEO satellites

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We have not yet delivered our 3D printed satellites into orbit, and any setbacks we may experience during our first commercial satellite launch planned for 2022 and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

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The market for commercial satellite manufacturing, launch and data services for small LEO satellites is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

•	Our ability to grow our business depends on the successful development of our satellites and related technology, which is subject to many uncertainties, some of which are beyond our control.

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We routinely conduct hazardous operations in testing of our satellite subsystems, which could result in damage to property or persons. Unsatisfactory performance or failure of our satellites and related technology at launch or during operation could have a material adverse effect on our business, financial condition and results of operation.

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We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss.

•	Any delays in the development and manufacture of satellites and related technology may adversely impact our business, financial condition and results of operations.

•	Our customized hardware and software may be difficult and expensive to service, upgrade or replace.

•	Our satellites may collide with space debris or another spacecraft, which could adversely affect our operations.

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If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our products at a quantity and quality that our customers demand, our ability to grow our business may suffer.

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We will need to raise substantial additional capital to fully develop and commercialize our satellite manufacturing, launch and data services business, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our development programs or collaboration efforts. If we do not obtain adequate and timely funding, we may not be able to continue as a going concern.

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If we are unable to maintain relationships with our existing launch partners or enter into relationships with new launch partners, we may be unable to reach our targeted annual launch rate, which could have an adverse effect on our ability to grow our business.

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Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

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Craig Technical Consulting, Inc., or CTC, controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

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We may be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

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The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation, as amended, has the effect of concentrating voting control with those stockholders who held our capital stock prior to this offering, comprised of our Chief Executive Officer. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

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Corporate Information

We were formed as a limited liability company under the name Craig Technologies Aerospace Solutions, LLC on April 17, 2012. On April 15, 2021, we converted into a Delaware corporation and changed our name to Sidus Space, Inc. on August 13, 2021. Our principal executive offices are located at 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, FL 32953 and our telephone number is (321) 613-5620. Our website address is www.sidusspace.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our Class A common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

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being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by The JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

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THE OFFERING

Class A common stock offered by the selling stockholders	200,000 shares

Class A common stock to be outstanding immediately after our initial public offering	6,200,000 shares

Class B common stock to be outstanding immediately after our initial public offering	10,000,000 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders named in this prospectus. See “Use of Proceeds” on page __ of this prospectus

Voting rights

We have two classes of common stock: Class A common stock and Class B common stock. Shares of our Class A common stock are entitled to one vote per share. Shares of our Class B common stock are entitled to ten votes per share. Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our amended certificate of incorporation that will become effective immediately prior to the closing of this offering. The holders of our outstanding Class B common stock will hold approximately 94.2% of the voting power of our outstanding capital stock following the completion of this offering and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Controlled company

Upon the completion of our initial public offering, CTC will beneficially own a controlling interest in us and we expect to be a “controlled company” under Nasdaq rules. As a controlled company, we may elect to avail ourselves of the controlled company exemption under the corporate governance requirements of the Nasdaq Capital Market.

Risk factors	See “Risk Factors” on page 10 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Class A common stock.

Nasdaq Capital Market symbol	“SIDU”

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The number of shares of Class A common stock and Class B common stock that will be outstanding after our initial public offering is based on 3,200,000 shares of Class A common stock and 10,000,000 shares of Class B common stock outstanding as of November 15, 2021, and excludes:

●	10,000,000 shares of Class A common stock issuable upon conversion of our Class B Common Stock;

●	1,250,000 shares of Class A common stock reserved for future issuance under our 2021 Omnibus Equity Incentive Plan.

Summary Financial Data

The following tables set forth our summary financial data as of the dates and for the periods indicated. We have derived the summary statement of operations data for the years ended December 31, 2020 and 2019 from our audited financial statements included elsewhere in this prospectus. The summary statements of operations data for the nine months ended September 30, 2021 and 2020 and the summary balance sheet data as of September 30, 2021 have been derived from our unaudited financial statements included elsewhere in this prospectus. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

(in thousands, except share and per share data)

	Years Ended		Nine Months Ended
	December 31,		September 30,
	2020	2019	2021	2020
Revenues	$1,807	$2,799	$885	$1,539
Cost of revenue	(1,786)	(3,010)	1,057	1,480
Gross profit (loss)	21	(211)	(172)	59

Operating costs and expenses:
General and administrative	1,554	1,694	1,722	1,229

Other income (expenses)	(10)	(24)	574	(9)

Net loss	$(1,543)	$(1,929)	$(1,320)	$(1,179)

Basic and diluted loss per Common Share[1]	$(0.15)	$(0.19)	$(0.13)	$(0.12)
Basic and diluted weighted average number of common shares outstanding	10,000,000	10,000,000	10,281,841	10,000,000

(1)	See Note 2 to our financial statements for an explanation of the method used to compute basic and diluted net loss per share.

Balance Sheet Data:

(in thousands)

	September 30, 2021
	Actual	As Adjusted(1)
Cash	$2,234	$15,644
Working capital	54	13,464
Total assets	3,754	17,164
Total liabilities	5,373	5,373
Total stockholders’ equity (deficit)	(1,618)	11,792

(1)

On a as adjusted basis to give effect to our issuance and sale of 3,000,000 shares of Class A common stock in our initial public offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment.

Risk Factors Relating to Our Operations and Business

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges it may encounter. Risks and challenges we have faced or expects to face include its ability to:

•	forecast its revenue and budget for and manage its expenses;
•	attract new customers and retain existing customers;
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effectively manage its growth and business operations, including planning for and managing capital expenditures for its current and future space and space-related systems and services, managing its supply chain and supplier relationships related to its current and future product and service offerings, and integrating acquisitions;

•	anticipate and respond to macroeconomic changes and changes in the markets in which it operates;
•	maintain and enhance the value of its reputation and brand;
•	develop and protect intellectual property; and
•	hire, integrate and retain talented people at all levels of its organization.

If we fail to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from its expectations and its business, financial condition and results of operations could be adversely affected.

We have incurred significant losses since inception, we expect to incur losses in the future, and we may not be able to achieve or maintain profitability.

We have incurred significant losses since our inception. We incurred net losses of $1,542,906 and $1,928,711 for the years ended December 31, 2020 and 2019, respectively. While we have generated limited revenue to date, we have not yet achieved production level satellite manufacturing, launch and data activities, and it is difficult for us to predict our future operating results. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

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We expect our operating expenses to increase over the next several years as we commence production level satellite manufacturing and satellite launch activities, continue to refine and streamline our design and manufacturing processes, make technical improvements, increase our launch cadence, hire additional employees and initiate research and development efforts relating to new products and technologies, including our space services business. These efforts may be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

There is substantial doubt about our ability to continue as a going concern.

As of December 31, 2020 and 2019 and September 30, 2021, we had cash of $20,162, $57,325 and $2,234,312, respectively. We expect our existing cash as of September 30, 2021 together with proceeds from this offering will enable us to fund our operating expenses and capital expenditure requirements for at least 12 months from the date of this prospectus. In the event that we are unable to obtain additional financing, we may be unable to continue as a going concern. There is no guarantee that we will be able to secure additional financing, including in connection with this offering. Changes in our operating plans, our existing and anticipated working capital needs, costs related to legal proceedings we might become subject to in the future, the acceleration or modification of our development activities, any near-term or future expansion plans, increased expenses, potential acquisitions or other events may further affect our ability to continue as a going concern. Similarly, the report of our independent registered public accounting firm on our financial statements as of and for the year ended December 31, 2020 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in us.

The success of our business will be highly dependent on our ability to effectively market and sell our commercial satellite manufacturing, launch, and data services for small LEO satellites.

We expect that our success will be highly dependent, especially in the foreseeable future, on our ability to effectively forecast, market and sell our launch and data services for small LEO satellites. We have limited experience in forecasting, marketing and selling such services, and if we are unable to utilize our current or future sales organization effectively in order to adequately target and engage our potential customers, our business may be adversely affected.

Our success depends, in part, on our ability to attract new customers in a cost-effective manner. We expect that we will need to make significant investments in order to attract new customers. Our sales growth is dependent upon our ability to implement strategic initiatives, and these initiatives may not be effective in generating sales growth. In addition, marketing campaigns, which we have not historically utilized, can be expensive and may not result in the acquisition of customers in a cost-effective manner, if at all. Further, as our brand becomes more widely known, future marketing campaigns or brand content may not attract new customers at the same rate as past campaigns or brand content. If we are unable to attract new customers, our business, financial condition and results of operations will be harmed.

We have not yet delivered our 3D printed satellites into orbit, and any setbacks we may experience during our first commercial satellite launch planned for 2022 and other demonstration and commercial missions could have a material adverse effect on our business, financial condition and results of operation, and could harm our reputation.

The success of our launch and satellite services business will depend on our ability to successfully and regularly deliver customer satellites into orbit. In November 2019, we successfully launched CraigX, our on-orbit external experimental facility hosted on the NanoRacks International Space Station External Platform (NREP). Additionally, in January of 2020, a microsatellite was successfully launched from the ISS using our SSIKLOPS platform for the STP program office.

There is no guarantee that our planned commercial launches in 2022 or subsequent commercial launches thereafter will be successful. While we believe that our launch partners have built operational processes to ensure that the design, manufacture, performance and servicing of their launch vehicles and rockets meet rigorous performance goals, there can be no assurance that our launch partners will not experience operational or process failures and other problems during our first commercial launch or any planned launches thereafter. Any failures or setbacks, particularly on our first commercial launches, could harm our reputation and have a material adverse effect on our business, financial condition and results of operation.

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The market for commercial satellite manufacturing, launch and data services for small LEO satellites is not well established, is still emerging and may not achieve the growth potential we expect or may grow more slowly than expected.

The market for in-space infrastructure services, in particular commercial satellite manufacturing, launch and data services for small LEO satellites, has not been well established and is still emerging. Our estimates for the total addressable launch market and satellite market are based on several internal and third-party estimates, including our contracted revenue, the number of potential customers who have expressed interest in our satellite launch and data services, assumed prices and production costs for our services, assumed flight cadence, our ability to leverage our current manufacturing and operational processes and general market conditions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Our ability to grow our business depends on the successful development of our satellites and related technology, which is subject to many uncertainties, some of which are beyond our control.

Our current objectives focus on the development of small satellites and integration capabilities and related technology. If we do not complete this development in our anticipated timeframes or at all, our ability to grow our business will be adversely affected. The successful development of our satellite capabilities and related technology involves many uncertainties, some of which are beyond our control, including, but not limited to:

•	timing in making further enhancements to our product design and specifications;

•	successful completion of our planned commercial satellite launches;

•	our ability to obtain additional applicable approvals, licenses or certifications from regulatory agencies, if required, and maintaining current approvals, licenses or certifications;

•	performance of our manufacturing facilities despite risks that disrupt productions, such as natural disasters and hazardous materials;

•	performance of a limited number of suppliers for certain raw materials and supplied components;

•	performance of our third-party contractors that support our future research and development activities;

•	our ability to maintain rights from third parties for intellectual properties critical to our future research and development activities;

•	our ability to fund and maintain our future research and development activities, particularly the development of various enhancements that increase the data transfer capacity of our satellite; and

•	the impact of the COVID-19 pandemic on us, our customers, suppliers and distributors, and the global economy.

We routinely conduct hazardous operations in testing of our satellite subsystems, which could result in damage to property or persons. Unsatisfactory performance or failure of our satellites and related technology at launch or during operation could have a material adverse effect on our business, financial condition and results of operation.

We manufacture and operate highly sophisticated products for the commercial space, aerospace and defense industries and conduct activities that depend on complex technology. Although there have been and will continue to be technological advances in spaceflight, our operations remain an inherently hazardous and risky activity. Launch failures, explosions and other accidents on launch or during flight have occurred for others and will likely occur in the future.

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While we have built operational processes to ensure that the design, manufacture, performance and servicing of our products and related technologies meet rigorous quality standards, there can be no assurance that we will not experience operational or process failures and other problems, including through manufacturing or design defects, cyber-attacks or other intentional acts, that could result in potential safety risks. We may experience a total loss of our customers’ payloads and our own payloads if there is an accident or failure at launch or during the journey into space, which could have a material adverse effect on our results of operations and financial condition. For some missions, we or our customers can elect to buy launch insurance, which can reduce our monetary losses from any launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development. Any insurance we or our customers have may not be adequate to cover our or their loss, respectively.

Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, in addition to tort liability, maintenance, increased safety infrastructure and other costs that may arise. Such issues could result in delaying or cancelling planned launches, increased regulation or other systemic consequences. Our inability to meet our safety standards or adverse publicity affecting our reputation as a result of accidents, mechanical failures, damages to customer property or medical complications could have a material adverse effect on our business, financial condition and results of operation.

We may experience a total loss of our technology and products and our customers’ payloads if there is an accident on launch or during the journey into space, and any insurance we have may not be adequate to cover our loss.

Although there have been and will continue to be technological advances in spaceflight, it is still an inherently dangerous activity. Explosions and other accidents on launch or during the flight have occurred and will likely occur in the future. If such incident should occur, we will likely experience a total loss of our systems, products, technologies and services and our customers’ payloads. The total or partial loss of one or more of our products or customer payloads could have a material adverse effect on our results of operations and financial condition. For some missions, we can elect to buy launch insurance, which can reduce our monetary losses from the launch failure, but even in this case we will have losses associated with our inability to test our technology in space and delays with further technology development.

Any delays in the development and manufacture of satellites and related technology may adversely impact our business, financial condition and results of operations.

We have previously experienced, and may experience in the future, delays or other complications in the design, manufacture, launch, production, delivery and servicing ramp of satellites and related technology. If delays like this arise or recur, if our remediation measures and process changes do not continue to be successful or if we experience issues with planned manufacturing improvements or design and safety, we could experience issues in sustaining the ramp of our spaceflight system or delays in increasing production further.

If we encounter difficulties in scaling our delivery or servicing capabilities, if we fail to develop and successfully commercialize our satellites and related technologies, if we fail to develop such technologies before our competitors, or if such technologies fail to perform as expected, are inferior to those of our competitors or are perceived as less safe than those of our competitors, our business, financial condition and results of operations could be materially and adversely impacted.

Our customized hardware and software may be difficult and expensive to service, upgrade or replace.

Some of the hardware and software we use in operations is significantly customized and tailored to meet our requirements and specifications and could be difficult and expensive to service, upgrade or replace. Although we expect to maintain inventories of some spare parts, it nonetheless may be difficult, expensive or impossible to obtain replacement parts for the hardware due to a limited number of those parts being manufactured to our requirements and specifications. Also, our business plan contemplates updating or replacing some of the hardware and software in our network as technology advances, but the complexity of our requirements and specifications may present us with technical and operational challenges that complicate or otherwise make it expensive or infeasible to carry out such upgrades and replacements. If we are not able to suitably service, upgrade or replace our equipment, our ability to provide our services and therefore to generate revenue could be harmed.

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Our satellites may collide with space debris or another spacecraft, which could adversely affect our operations.

Although we expect to comply with best practices and international orbital debris mitigation requirements to actively maneuver our satellites to avoid potential collisions with space debris or other spacecraft, these abilities are limited by, among other factors, uncertainties and inaccuracies in the projected orbit location of, and predicted collisions with, debris objects tracked and cataloged by governments or other entities. Additionally, some space debris is too small to be tracked and therefore its orbital location is unknown; nevertheless, this debris is still large enough to potentially cause severe damage or a failure of our satellites should a collision occur. If our satellites collide with space debris or other spacecraft, our products and services could be impaired. Also, a failure of one or more of our satellites or the occurrence of equipment failures, collision damage, or other related problems that may result during the de-orbiting process could constitute an uninsured loss and could materially harm our financial condition.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, or if we are unable to manufacture our products at a quantity and quality that our customers demand, our ability to grow our business may suffer.

The success of our business depends in part on effectively managing and maintaining our space services, manufacturing our products, conducting a sufficient number of launches to meet customer demand and providing customers with an experience that meets or exceeds their expectations. Even if we succeed in developing our products and completing launches within our targeted timeline, we could thereafter fail to develop the ability to produce these products at quantity with a quality management system that ensures that each unit performs as required. Any delay in our ability to produce products or complete launches at rate and with a reliable quality management system could have a material adverse on our business.

If our current or future space services do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could cause operational delays. Further, launching satellites within restricted airspace require advance scheduling and coordination with government agencies and range owners and other users, and any high priority national defense assets will have priority in the use of these resources, which may impact our cadence of our space operations or could result in cancellations or rescheduling. Any operational or manufacturing delays or other unplanned changes to our ability to conduct our launches could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, customer and commercial strategy, products and services, supply, and manufacturing and distribution functions and initiate research and development. We will also need to continue to leverage our manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business and the manufacture of spacecraft as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations or partners for the manufacture and operation of our products.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training and managing an increasing number of employees, finding manufacturing capacity to produce our products and related equipment, and delays in production and launches. These difficulties may result in the erosion of our brand image, divert the attention of management and key employees and impact financial and operational results. In addition, in order to continue to expand our presence around the globe, we expect to incur substantial expenses as we continue to attempt to streamline our manufacturing process, increase our launch cadence, hire more employees, and fund research and development efforts relating to new products and technologies and expand our business. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition and results of operations.

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Our prospects and operations may be adversely affected by changes in consumer preferences and economic conditions that affect demand for satellite services.

Because our business is currently concentrated on commercial satellite manufacturing, launch and data services, we are vulnerable to changes in consumer preferences or other market changes. The global economy has in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for satellite services. There could be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased consumer confidence, decreased discretionary spending and reduced customer or governmental demand for satellites and other products we produce, which could have a material adverse effect on our business, financial condition and results of operations.

Adverse publicity stemming from any incident involving us or our competitors, could have a material adverse effect on our business, financial condition and results of operations.

We are at risk of adverse publicity stemming from any public incident involving our company, our people or our brand. If any of our launch partners’ vehicles or our satellites or those of one of our competitors were to be involved in a public incident, accident or catastrophe, this could create an adverse public perception of satellite launch or manufacturing activities and result in decreased customer demand for launch and satellite services, which could cause a material adverse effect on our business, financial conditions and results of operations. Further, if our launch partners’ vehicles or rockets were to be involved in a public incident, accident or catastrophe, we could be exposed to significant reputational harm or potential legal liability. Any reputational harm to our business could cause customers with existing contracts with us to cancel their contracts and could significantly impact our ability to make future sales. The insurance we carry may be inapplicable or inadequate to cover any such incident, accident or catastrophe. In the event that our insurance is inapplicable or not adequate, we may be forced to bear substantial losses from an incident or accident.

We will need to raise substantial additional capital to fully develop and commercialize our satellite manufacturing, launch and data services business, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our development programs or collaboration efforts. If we do not obtain adequate and timely funding, we may not be able to continue as a going concern.

As of September 30, 2021, our cash and cash equivalents were approximately $2,234,312, and our working capital was approximately $554,004. Due to our recurring losses from operations and the expectation that we will continue to incur losses in the future, we will be required to raise additional capital to complete the development and commercialization of our satellite manufacturing, launch and data services business. We have historically relied upon private sales of our equity as well as debt financings to fund our operations. In order to raise additional capital, we may seek to sell additional equity and/or debt securities, obtain a credit facility or other loan or enter into collaborations or other similar arrangements, which we may not be able to do on favorable terms, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of our satellite manufacturing and launch services business, restrict our operations or obtain funds by entering into agreements on unfavorable terms. Failure to obtain additional capital at acceptable terms would result in a material and adverse impact on our operations. As a result, there is substantial doubt about our ability to operate as a going concern.

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Our financial statements have been prepared on a going concern basis and do not include any adjustments that may result from the outcome of this uncertainty. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition and results of operations, and we may be unable to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all. If we are unable to continue as a going concern, we might have to liquidate our assets and the value we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements, and our shareholders may lose their entire investment in our Class A common stock.

If we are unable to maintain relationships with our existing launch partners or enter into relationships with new launch partners, we may be unable to reach our targeted annual launch rate, which could have an adverse effect on our ability to grow our business.

We do not own or operate our own launch vehicles. We rely on third party launch partners to launch our and our customers’ satellites. Part of our strategy involves increasing our launch cadence and reaching 120 satellites launched by 2026. Our ability to achieve such launch cadence targets will depend on our ability to maintain our relationships with our existing launch partners and add new launch partners in the future. We currently have agreements with the International Space Station and Vaya Space and expect to enter into a variety of arrangements to secure additional launch partners. We may in the future experience delays in our efforts to secure additional launch partners. Challenges as a result of regulatory processes or in the ability of our partners to secure the necessary permissions to establish launch sites could delay our ability to achieve our target cadence and could adversely affect our business.

We are dependent on third-party launch vehicles to deliver our systems, products, and technologies into space. If the number of companies offering launch services or the number of launches does not grow in the future or there is a consolidation among companies who offer these services, this could result in a shortage of space on these launch vehicles, which may cause delays in our ability to meet our customers’ needs. Additionally, a shortage of space available on launch vehicles may cause prices to increase or cause delays in our ability to meet our customers’ needs. Either of these situations could have a material adverse effect on our results of operations and financial condition.

Further, if a launch is delayed, our timing for recognition of revenue may be impacted depending on the length of the delay and the nature of the contract with the customers with payloads on such delayed flight. Such a delay in recognizing revenue could materially impact our financial statements or result in negative impacts to our earnings during a specified time period, which could have a material effect on our results of operations and financial condition.

We rely on a limited number of suppliers for certain raw materials and supplied components. We may not be able to obtain sufficient raw materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.

Our ability to manufacture our products is dependent upon sufficient availability of raw materials and supplied components, which we secure from a limited number of suppliers. Our reliance on suppliers to secure these raw materials and supplied components exposes us to volatility in the prices and availability of these materials. We may not be able to obtain sufficient supply of raw materials or supplied components, on favorable terms or at all, which could result in delays in manufacture of our products or increased costs.

In addition, we have in the past and may in the future experience delays in manufacture or operation as we go through the requalification process with any replacement third-party supplier, as well as the limitations imposed by International Traffic in Arms Regulations and other restrictions on transfer of sensitive technologies. Additionally, the imposition of tariffs on such raw materials or supplied components could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key raw materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner and could cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition and results of operations.

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Failure of third-party contractors could adversely affect our business.

We are dependent on various third-party contractors to develop and provide certain of our components of and processes to our products. Should we experience complications with any of these components and services, we may need to delay our manufacturing activities or delay or cancel scheduled launches. We face the risk that any of our contractors may not fulfill their contracts and deliver their products or services on a timely basis, or at all. We have in the past experienced, and may in the future experience, operational complications with our contractors. The ability of our contractors to effectively satisfy our requirements could also be impacted by such contractors’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, or other events. The failure of any contractors to perform to our expectations could result in shortages of certain manufacturing or operational components for our spacecraft or delays in spaceflights and harm our business. Our reliance on contractors and inability to fully control any operational difficulties with our third-party contractors could have a material adverse effect on our business, financial condition, and results of operations.

We expect to face intense competition in the commercial space market and other industries in which we may operate.

We face intense competition in the commercial space market and amongst our competitors. Currently, our primary competitors in the commercial satellite market are Blacksky, Spire, Hawkeye 360, LoftOrbital, and IceEye. In addition, we are aware of a significant number of entities actively engaged in developing commercial launch capabilities for small and medium sized satellite payloads, including Virgin Orbit, Relativity, ABL, and Firefly, among others. Many of our current and potential competitors are larger and have substantially greater financial or other resources than we currently have or expect to have in the future, and thus may be better positioned to exploit the market need for small payloads and targeted orbital delivery, which is the focus of our business. They may also be able to devote greater resources to the development of their current and future technologies, which could overlap with our technologies, or the promotion and sale of their products and services. Our competitors could offer small launch vehicles at lower prices, which could undercut our business strategy and potential competitive edge. Our current and potential competitors may also establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and offerings relative to ours. Further, it is possible that domestic or foreign companies or governments, some with greater experience in the aerospace industry or greater financial resources than we possess, will seek to provide products or services that compete directly or indirectly with ours in the future. Any such foreign competitor, for example, could benefit from subsidies from, or other protective measures by, its home country.

We believe our ability to compete successfully as a commercial provider of launch and satellite services does and will depend on a number of factors, which may change in the future due to increased competition, including the price of our products and services, consumer satisfaction for the experiences we offer, and the frequency and availability of our products and services. If we are unable to compete successfully, our business, financial condition and results of operations could be adversely affected.

We may in the future invest significant resources in developing new service offerings and exploring the application of our proprietary technologies for other uses and those opportunities may never materialize.

While our primary focus for the foreseeable future will be on commencing our commercial launch activities, increasing our launch cadence, and fully expanding our satellite operations center, we may also invest significant resources in developing new technologies, services, products, and offerings. However, we may not realize the expected benefits of these investments. These anticipated technologies, however, are unproven and these products or technologies may never materialize or be commercialized in a way that would allow us to generate ancillary revenue streams. Relatedly, if such technologies become viable offerings in the future, we may be subject to competition from our competitors within the commercial launch and satellite industries, some of which may have substantially greater monetary and knowledge resources than we have and expect to have in the future to devote to the development of these technologies. Such competition or any limitations on our ability to take advantage of such technologies could impact our market share, which could have a material adverse effect on our business, financial condition, and results of operations.

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Such research and development initiatives may also have a high degree of risk and involve unproven business strategies and technologies with which we have limited operating or development experience. They may involve claims and liabilities (including, but not limited to, personal injury claims), expenses, regulatory challenges, and other risks that we may not be able to anticipate. There can be no assurance that customer demand for such initiatives will exist or be sustained at the levels that we anticipate, or that any of these initiatives will gain sufficient traction or market acceptance to generate sufficient revenue to offset any new expenses or liabilities associated with these new investments. Further, any such research and development efforts could distract management from current operations and would divert capital and other resources from our more established offerings and technologies. Even if we were to be successful in developing new products, services, offerings or technologies, regulatory authorities may subject us to new rules or restrictions in response to our innovations that may increase our expenses or prevent us from successfully commercializing new products, services, offerings, or technologies.

If we fail to adequately protect our proprietary intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and incur costly litigation to protect our rights.

Our success depends, in part, on our ability to protect our proprietary intellectual property rights, including certain methodologies, practices, tools, technologies and technical expertise we utilize in designing, developing, implementing, and maintaining applications and processes used in our satellite systems and related technologies. To date, we have relied primarily on trade secrets and other intellectual property laws, non-disclosure agreements with our employees, consultants and other relevant persons and other measures to protect our intellectual property and intend to continue to rely on these and other means, including patent protection, in the future. However, the steps we take to protect our intellectual property may be inadequate, and we may choose not to pursue or maintain protection for our intellectual property in the United States or foreign jurisdictions. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to copy our technology and use information that we regard as proprietary to create technology that competes with ours.

Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technologies and proprietary information may increase. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our technology and intellectual property.

We rely in part on trade secrets, proprietary know-how and other confidential information to maintain our competitive position. Although we enter into non-disclosure and invention assignment agreements with our employees, enter into non-disclosure agreements with our customers, consultants, and other parties with whom we have strategic relationships and business alliances and enter into intellectual property assignment agreements with our consultants and vendors, no assurance can be given that these agreements will be effective in controlling access to and distribution of our technology and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our products.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our success depends in part upon successful prosecution, maintenance, enforcement and protection of our owned and licensed intellectual property.

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To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology, as well as any costly litigation or diversion of our management’s attention and resources, could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations. The results of intellectual property litigation are difficult to predict and may require us to stop using certain technologies or offering certain services or may result in significant damage awards or settlement costs. There is no guarantee that any action to defend, maintain or enforce our owned or licensed intellectual property rights will be successful, and an adverse result in any such proceeding could have a material adverse impact on our business, financial condition, operating results, and prospects.

In addition, we may from time-to-time face allegations that we are infringing, misappropriating or otherwise violating the intellectual property rights of third parties, including the intellectual property rights of our competitors. We may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Irrespective of the validity of any such claims, we could incur significant costs and diversion of resources in defending against them, and there is no guarantee any such defense would be successful, which could have a material adverse effect on our business, contracts, financial condition, operating results, liquidity, and prospects.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could divert the time and resources of our management team, and harm our business, our operating results and our reputation.

The majority of our customer contracts may be terminated by the customer at any time for convenience as well as other provisions permitting the customer to discontinue contract performance for cause (for example, if we do not achieve certain milestones on a timely basis). If our contracts are terminated or if we experience any other contract-related risks, our results of operations may be adversely impacted. In addition, some of our customers are government entities, which subjects us to additional risks including early termination, audits, investigations, sanctions, and penalties.

We are subject to a variety of contract-related risks. Some of our existing customer contracts, including those with the government, include provisions allowing the customers to terminate their contracts for convenience, with a termination penalty for at least the amounts already paid, or to terminate the contracts for cause (for example, if we do not achieve certain milestones on a timely basis). Customers that terminate such contracts may also be entitled to a pro rata refund of the amount of the customer’s deposit. In addition, some of our customers are pre-revenue startups or otherwise not fully established companies, which exposes us to a degree of counterparty credit risk.

Part of our strategy is to market our space and satellite manufacturing and launch and data services to key government customers. We expect we may derive limited revenue from contracts with NASA and the U.S. government and may enter into further contracts with the U.S. or foreign governments in the future, and this subjects us to statutes and regulations applicable to companies doing business with the U.S. government, including the Federal Acquisition Regulation. These U.S. government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts, and which are unfavorable to contractors. For instance, most U.S. government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, in which case the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable for any extra costs incurred by the government in procuring undelivered items from another source.

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Our government contracts may be subject to the approval of appropriations being made by the U.S. Congress to fund the expenditures under these contracts. In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements include, for example:

•	specialized disclosure and accounting requirements unique to government contracts;

•

financial and compliance audits that may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with the U.S. government;

•	public disclosures of certain contract and company information; and

•	mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government, which can initiate reviews, audits, and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contract laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, damages, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results. If any customer were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts for any reason, including as a result of our failure to meet certain performance milestones, or if a government customer were to suspend or debar us from doing business with such government, our business, financial condition, and results of operations would be materially harmed.

If we commercialize outside the United States, we will be exposed to a variety of risks associated with international operations that could materially and adversely affect our business.

As part of our growth, we aim to establish offices and partnerships outside of the United States. We plan to continue to build our pipeline of global customers to include joint ventures and strategic partnerships. As we expand internationally, we expect that we would be subject to additional risks related to entering into international business relationships, including:

•	restructuring our operations to comply with local regulatory regimes;

•	identifying, hiring and training highly skilled personnel;

•

unexpected changes in tariffs, trade barriers and regulatory requirements, including through the International Traffic in Arms Regulations, or ITAR, Export Administration Regulations, or EAR, and Office of Foreign Assets Control, or OFAC;

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration, and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	the need for U.S. government approval to operate our spaceflight systems outside the United States;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue;

•	government appropriation of assets;

•	workforce uncertainty in countries where labor unrest is more common than in the United States; and

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disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the U.S. Foreign Corrupt Practices Act, or FCPA, OFAC regulations and U.S. anti-money laundering regulations, as well as exposure of our foreign operations to liability under these regulatory regimes.

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Our business is subject to a wide variety of extensive and evolving government laws and regulations. Failure to comply with such laws and regulations could have a material adverse effect on our business.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to our satellite system operations, employment and labor, health care, tax, privacy and data security, health and safety, and environmental issues. Laws and regulations at the foreign, federal, state, and local levels frequently change, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations and guidelines, and such compliance places a significant burden on management’s time and other resources, and it may limit our ability to expand into certain jurisdictions. Moreover, changes in law, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition.

Failure to comply with these laws, such as with respect to obtaining and maintaining licenses, certificates, authorizations and permits critical for the operation of our business, may result in civil penalties or private lawsuits, or the suspension or revocation of licenses, certificates, authorizations or permits, which would prevent us from operating our business. For example, deploying space assets such as satellites in the United States require licenses and permits from certain agencies of the Department of Transportation, including the Federal Aviation Administration, or FAA, and review by other agencies of the U.S. Government, including the National Oceanic and Atmospheric Administration, or “NOAA”, the Department of Defense, Department of State, NASA, Federal Communications Commission, or the “FCC” and the International Telecommunications Union, or the “ITU”. License approval includes an interagency review of safety, operational, national security, and foreign policy and international obligations implications, as well as a review of foreign ownership. Delays in licensing and approvals allowing us to deploy our commercial satellites could adversely affect our ability to operate our business and our financial results.

Moreover, regulation of our industry is still evolving, and new or different laws or regulations could affect our operations, increase direct compliance costs for us or cause any third-party suppliers or contractors to raise the prices they charge us because of increased compliance costs. Application of these laws to our business may negatively impact our performance in various ways, limiting the collaborations we may pursue, further regulating the export and re-export of our products, services, and technology from the United States and abroad, and increasing our costs and the time necessary to obtain required authorization. The adoption of a multi-layered regulatory approach to any one of the laws or regulations to which we are or may become subject, particularly where the layers are in conflict, could require alteration of our manufacturing processes or operational parameters which may adversely impact our business. We may not be in complete compliance with all such requirements at all times and, even when we believe we are in complete compliance, a regulatory agency may determine that we are not. The timing of our satellite deployments may depend on the ability of our partners to secure regulatory licenses from the FAA and the FCC/ITU.

A component of our near-term strategy involves increasing our launch cadence by accelerating our development and production efforts and adding additional launch partners. Our ability to achieve this increased launch cadence within the timeframe in which we hope to do so will depend on the ability of our launch partners to secure the necessary regulatory licenses from the FAA, the FCC/ITU and other regulatory authorities. If our launch partners fail to obtain the licenses necessary to support our anticipated launch cadence, or any delays or hurdles that present in our interactions with the FAA, the FCC/ITU or other regulatory authorities, could impact our ability to grow our business, could delay our ability to execute on our existing and future customer contracts and could adversely affect our business and results of operations.

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We are subject to stringent U.S. export and import control laws and regulations. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to secure timely U.S. government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition, and results of operation.

Our business is subject to stringent U.S. import and export control laws and regulations as well as economic sanctions laws and regulations. We are required to import and export our products, software, technology, and services, as well as run our operations in the United States, in full compliance with such laws and regulations, which include the EAR, the ITAR, and economic sanctions administered by the Treasury Department’s OFAC. Similar laws that impact our business exist in other jurisdictions. These foreign trade controls prohibit, restrict, or regulate our ability to, directly or indirectly, export, deemed export, re-export, deemed re-export or transfer certain hardware, technical data, technology, software, or services to certain countries and territories, entities, and individuals, and for end uses. If we are found to be in violation of these laws and regulations, it could result in civil and criminal, monetary and non-monetary penalties, the loss of export or import privileges, debarment, and reputational harm.

Pursuant to these foreign trade control laws and regulations, we are required, among other things, to (i) maintain a registration under the ITAR, (ii) determine the proper licensing jurisdiction and export classification of products, software, and technology, and (iii) obtain licenses or other forms of U.S. government authorization to engage in the conduct of our spaceflight business. The authorization requirements include the need to get permission to release controlled technology to foreign person employees and other foreign persons. Changes in U.S. foreign trade control laws and regulations, or reclassifications of our products or technologies, may restrict our operations. The inability to secure and maintain necessary licenses and other authorizations could negatively impact our ability to compete successfully or to operate our spaceflight business as planned. Any changes in the export control regulations or U.S. government licensing policy, such as those necessary to implement U.S. government commitments to multilateral control regimes, may restrict our operations. Given the great discretion the government has in issuing or denying such authorizations to advance U.S. national security and foreign policy interests, there can be no assurance we will be successful in our future efforts to secure and maintain necessary licenses, registrations, or other U.S. government regulatory approvals.

Under the “Exon-Florio Amendment” to the U.S. Defense Production Act of 1950, as amended (the “DPA”), the U.S. President has the power to disrupt or block certain foreign investments in U.S. businesses if he determines that such a transaction threatens U.S. national security. The Committee on Foreign Investment in the United States (“CFIUS”) has been delegated the authority to conduct national security reviews of certain foreign investments. CFIUS may impose mitigation conditions to grant clearance of a transaction.

The Foreign Investment Risk Review Modernization Act (“FIRRMA”), enacted in 2018, amended the DPA to, among other things, expand CFIUS’s jurisdiction beyond acquisitions of control of U.S. businesses. Under FIRRMA, CFIUS also has jurisdiction over certain foreign non-controlling investments in U.S. businesses that are involved with critical technology or critical infrastructure, or that collect and maintain sensitive personal data of U.S. citizens (“TID U.S. Businesses”), if the foreign investor receives specified triggering rights in connection with its investment. We are a TID U.S. Business because we develop and design technologies that would be considered critical technologies. Certain foreign investments in TID U.S. Businesses are subject to mandatory filing with CFIUS. These restrictions on the ability of foreign persons to invest in us could limit our ability to engage in strategic transactions that could benefit our stockholders, including a change of control, and could also affect the price that an investor may be willing to pay for our common stock.

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Failure to comply with federal, state, and foreign laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect our business and our financial condition.

We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to collect, store, process and use payment information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. A variety of federal, state, and foreign laws and regulations govern the collection, use, retention, sharing and security of this information. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may not be harmonized, may be interpreted, and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, requirements, and obligations.

We expect that new industry standards, laws and regulations will continue to be proposed regarding privacy, data protection and information security in many jurisdictions. We cannot yet determine the impact such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly.

As we expand our international presence, we may also become subject to additional privacy rules, many of which, such as the General Data Protection Regulation promulgated by the European Union (the “GDPR”) and national laws supplementing the GDPR, such as in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The law requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the EEA. These more stringent requirements include expanded disclosures to inform customers about how we may use their personal data through external privacy notices, increased controls on profiling customers and increased rights for data subjects (including customers and employees) to access, control and delete their personal data. In addition, there are mandatory data breach notification requirements. The law also includes significant penalties for non-compliance, which may result in monetary penalties of up to the higher of €20.0 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The GDPR and other similar regulations require companies to give specific types of notice and informed consent is required for the placement of a cookie or similar technologies on a user’s device for online tracking for behavioral advertising and other purposes and for direct electronic marketing, and the GDPR also imposes additional conditions in order to satisfy such consent, such as a prohibition on pre-checked tick boxes and bundled consents, thereby requiring customers to affirmatively consent for a given purpose through separate tick boxes or other affirmative action.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or foreign privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

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Failures in our technology infrastructure could damage our business, reputation and brand and substantially harm our business and results of operations.

If our main data center were to fail, or if we were to suffer an interruption or degradation of services at our main data center, we could lose important manufacturing and technical data, which could harm our business. Our facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, and similar events. In the event that our or any third-party provider’s systems or service abilities are hindered by any of the events discussed above, our ability to operate may be impaired. A decision to close the facilities without adequate notice, or other unanticipated problems, could adversely impact our operations. Any of the aforementioned risks may be augmented if our or any third-party provider’s business continuity and disaster recovery plans prove to be inadequate. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Any security breach, including personal data breaches, or incident, including cybersecurity incidents, that we experience could result in unauthorized access to, misuse of or unauthorized acquisition of our or our customers’ data, the loss, corruption or alteration of this data, interruptions in our operations or damage to our computer hardware or systems or those of our customers. Moreover, negative publicity arising from these types of disruptions could damage our reputation. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service. Significant unavailability of our services due to attacks could cause users to cease using our services and materially and adversely affect our business, prospects, financial condition, and results of operations.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including engineers, manufacturing and quality assurance, design, finance, marketing, sales and support personnel. Our senior management team has extensive experience in the aerospace industry, and we believe that their depth of experience is instrumental to our continued success. The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy and have a material adverse effect on our business, financial condition, and results of operations.

Competition for qualified highly skilled personnel can be strong, and we can provide no assurance that we will be successful in attracting or retaining such personnel now or in the future. We have not yet started production level satellite manufacturing, launch and data operations, and our estimates of the required team size to support our estimated flight rates may require increases in staffing levels that may require significant capital expenditure. Further, any inability to recruit, develop and retain qualified employees may result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability. Additionally, we only carry key man insurance for our Chief Executive Officer, and the loss of any key employee or our inability to recruit, develop and retain these individuals as needed, could have a material adverse effect on our business, financial condition, and results of operations.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties, both domestic and international. We may not be successful in identifying acquisition, partnership, and joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

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We may experience difficulties in integrating the operations of acquired companies into our business and in realizing the expected benefits of these acquisitions.

Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations. The success of any acquisition will depend in part on our ability to realize the anticipated business opportunities from combining their and our operations in an efficient and effective manner. These integration processes could take longer than anticipated and could result in the loss of key employees, the disruption of each company’s ongoing businesses, tax costs or inefficiencies, or inconsistencies in standards, controls, information technology systems, procedures and policies, any of which could adversely affect our ability to maintain relationships with customers, employees or other third parties, or our ability to achieve the anticipated benefits of the acquisitions, and could harm our financial performance. If we are unable to successfully or timely integrate the operations of an acquired company with our business, we may incur unanticipated liabilities and be unable to realize the revenue growth, synergies and other anticipated benefits resulting from the acquisitions, or fully offset the costs of the acquisition, and our business, results of operations and financial condition could be materially and adversely affected.

We are subject to many hazards and operational risks that can disrupt our business, including interruptions or disruptions in service at our primary facilities, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operations are subject to many hazards and operational risks inherent to our business, including general business risks, product liability and damage to third parties, our infrastructure or properties that may be caused by fires, floods and other natural disasters, power losses, telecommunications failures, terrorist attacks, human errors and similar events. Additionally, our manufacturing operations are hazardous at times and may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties.

Moreover, our operations are entirely based in and around our Cape Canaveral, Florida facility, where our machine shop, production facilities, administrative offices, and engineering functions are located. Any significant interruption due to any of the above hazards and operational to the manufacturing or operation of our facilities, including from weather conditions, growth constraints, performance by third-party providers (such as electric, utility or telecommunications providers), failure to properly handle and use hazardous materials, failure of computer systems, power supplies, fuel supplies, infrastructure damage, disagreements with the owners of the land on which our facilities are located could result in manufacturing delays or the delay or cancellation of our planned commercial satellite launches and, as a result, could have a material adverse effect on our business, financial condition and results of operations.

In addition, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements. The occurrence of a significant uninsured claim, or a claim in excess of the insurance coverage limits maintained by us, could harm our business, financial condition and results of operations.

We have not historically obtained and may not maintain launch or in-orbit insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our launches result in catastrophic failure or one or more of our in-orbit satellites or payloads fail, and we have not obtained insurance coverage, we could be required to record significant impairment charges for the satellite or payload.

We have not historically obtained and may not maintain launch or in-orbit insurance coverage for our satellites to address the risk of potential systemic anomalies, failures, collisions with our satellites or other satellites or debris, or catastrophic events affecting the existing satellite system. If one or more of our in-orbit uninsured satellites or payloads fail, or one or more of our uninsured satellites is destroyed during failed launch, we could be required to record significant impairment charges for the satellite or payload. We may review the purchase of launch insurance on a case-by-case basis evaluating the launch history of our launch provider, number of satellites to be deployed on the launch vehicle, the status of our constellation, our ability to launch additional satellites in the near term, and the cost of insurance, among other factors. As a result of our case-by-case evaluation process, we have procured launch insurance for our next four upcoming launches, which policies are subject to the typical terms and conditions regarding, among other things, cancellation and scope of coverage. We do not maintain third-party liability insurance with respect to our satellites. Accordingly, we currently have no insurance to cover any third-party damages that may be caused by any of our satellites, including personal and property insurance. If we experience significant uninsured losses, such events could have a material adverse impact on our business, financial condition and results of operations.

Natural disasters, unusual weather conditions, epidemic outbreaks, global health crises, terrorist acts and political events could disrupt our business and flight schedule.

The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic outbreaks, terrorist attacks or disruptive political events in certain regions where our facilities are located, or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business, financial condition, and results of operations. Severe weather, such as rainfall, snowfall, or extreme temperatures, may impact the ability of our satellite launch and data services to be carried out as planned, resulting in additional expense to reschedule such service, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our products, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession in the United States or abroad. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, commence our commercial satellite launch activities as planned or thereafter increase our launch cadence. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could adversely impact our commercial satellite manufacturing, launch and data operations.

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Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

•	the number of satellite launch missions we schedule for a period, the price at which we sell them and our ability schedule additional launch missions for repeat customers;

•	unexpected weather patterns, maintenance issues, natural disasters or other events that force us to cancel or reschedule launches;

•	the cost of raw materials or supplied components critical for the manufacture and operation of our satellite equipment;

•	the timing and cost of, and level of investment in, research and development relating to our technologies and our current or future facilities;

•	developments involving our competitors;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	future accounting pronouncements or changes in our accounting policies; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

The individual or cumulative effects of factors discussed above could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any guidance we may provide, or if the guidance we provide is below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

25

We may become involved in litigation that may materially adversely affect us.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business, and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

We have been focused on developing satellite manufacturing and launch capabilities and services since 2013. This limited operating history makes it difficult to evaluate our future prospects and the risks and challenges it may encounter.

Because we have limited historical financial data and operate in a rapidly evolving market, any predictions about its future revenue and expenses may not be as accurate as they would be if it had a longer operating history or operated in a more developed market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

The markets for commercial satellite manufacturing, launch and data services have not been well established as the commercialization of space is a relatively new development and is rapidly evolving. Our estimates for the total addressable markets for satellite launch and data services are based on a number of internal and third-party estimates, including our contracted revenue and sales pipeline, assumed prices at which we can offer services, assumed frequency of service, our ability to leverage our current manufacturing and operational processes and general market conditions. As a result, our estimates of the annual total addressable markets for in-space infrastructure services, as well as the expected growth rate for the total addressable market for that experience, may prove to be incorrect.

We are subject to environmental regulation and may incur substantial costs.

We are subject to federal, state, local and foreign laws, regulations, and ordinances relating to the protection of the environment, including those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials. Federal, state, and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and remediate hazardous or toxic substances or petroleum product releases at or from the property. Under federal law, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Compliance with environmental laws and regulations can require significant expenditures. In addition, we could incur costs to comply with such current or future laws and regulations, the violation of which could lead to substantial fines and penalties.

We may have to pay governmental entities or third parties for property damage and for investigation and remediation costs that they incurred in connection with any contamination at our current and former properties without regard to whether we knew of or caused the presence of the contaminants. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of waste directly attributable to us. Even if more than one person may have been responsible for the contamination, each person covered by these environmental laws may be held responsible for all of the clean-up costs incurred. Environmental liabilities could arise and have a material adverse effect on our financial condition and performance. We do not believe, however, that pending environmental regulatory developments in this area will have a material effect on our capital expenditures or otherwise materially adversely affect its operations, operating costs, or competitive position.

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The COVID-19 pandemic has and could continue to negatively affect various aspects of our business, make it more difficult for us to meet our obligations to our customers, and result in reduced demand for our products and services, which could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases or other adverse public health developments could have a material adverse effect on our business operations. These impacts to our operations have included and could again in the future include disruptions or restrictions on the ability of our employees and customers to travel or our ability to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of our products, oversee the activities of our third-party manufacturers and suppliers. We may also be impacted by the temporary closure of the facilities of suppliers, manufacturers, or customers.

In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, placed significant restrictions on travel and many businesses announced extended closures. These travel restrictions and business closures have and may in the future adversely impact our operations locally and worldwide, including our ability to manufacture, market, sell or distribute our products. Such restrictions and closure have caused or may cause temporary closures of the facilities of our suppliers, manufacturers, or customers. A disruption in the operations of our employees, suppliers, customers, manufacturers, or access to customers would likely impact our sales and operating results. We are continuing to monitor and assess the effects of the COVID-19 pandemic on our commercial operations; however, we cannot at this time accurately predict what effects these conditions will ultimately have on our operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak and speed of vaccinations, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and likely impact our operating results.

Changes in tax laws or regulations may increase tax uncertainty and adversely affect results of our operations and our effective tax rate.

We will be subject to taxes in the United States and certain foreign jurisdictions. Due to economic and political conditions, tax rates in various jurisdictions, including the United States, may be subject to change. Our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to income tax audits by various tax jurisdictions. Although we believe our income tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities could have a material impact on the results of our operations. Further, we may be unable to utilize our net operating losses in the event a change in control is determined to have occurred.

Our Chief Executive Officer, Carol Craig, is also the Chief Executive Officer of CTC, our principal stockholder, and may allocate her time to such other business thereby causing conflicts of interest in her determination as to how much time to devote to our affairs. In addition, our Chief Financial Officer is a consultant who works with other companies as chief financial officer and may allocate his time to such other businesses. This could have a negative impact on our ability to implement our plan of operation.

Our Chief Executive Officer, Carol Craig, is also the Chief Executive Officer of CTC and may not commit her full time to our affairs, which may result in a conflict of interest in allocating her time between our business and the other business. Ms. Craig spends approximately 50 hours per week working for us. Similarly, our Chief Financial Officer, Scott Silverman, is a consultant who works with other companies as chief financial officer and may not commit his full time to our affairs, which may result in a conflict of interest in allocating their time between our business and the other business. Mr. Silverman intends to spend at least 10-20 hours per week working on our matters. Furthermore, neither our Chief Executive Officer or our Chief Financial Officer are obligated to contribute any specific number of her or his hours per week to our affairs. If other business affairs require our Chief Executive Officer or Chief Financial Officer to devote more amounts of time to other affairs, including the business of CTC, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to implement our plan of operation.

Risks Related to our Relationship with Craig Technical Consulting, Inc.

CTC controls the direction of our business, and the concentrated ownership of our common stock will prevent you and other stockholders from influencing significant decisions.

Assuming (i) an initial public offering price of $5.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and (ii) that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, CTC will own 94.2% of the economic interest and voting power of our outstanding common stock. As long as CTC beneficially controls a majority of the voting power of our outstanding Class B common stock, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if CTC were to control less than a majority of the voting power of our outstanding Class B common stock, it may influence the outcome of such corporate actions so long as it owns a significant portion of our Class B common stock. If CTC continues to hold its shares of our Class B common stock, it could remain our controlling stockholder for an extended period of time or indefinitely.

We may be a “controlled company” within the meaning of the Nasdaq rules and, as a result, may qualify for, and may rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Upon completion of this offering, CTC may continue to control a majority of the voting power of our outstanding common stock. As a result, we may be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements.

As a controlled company, we may rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements if CTC continues to control a majority of the voting power of our outstanding common stock. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The Nasdaq Capital Market.

The ownership by our Chief Executive Officer of shares of CTC common stock may create, or may create the appearance of, conflicts of interest.

The ownership by our Chief Executive Officer of shares of CTC common stock may create, or may create the appearance of, conflicts of interest. Ownership by our Chief Executive Officer of common stock of CTC, creates, or, may create the appearance of, conflicts of interest when she is faced with decisions that could have different implications for CTC than the decisions have for us. Our Chief Executive Officer has agreed to recuse herself with respect to voting on any matter coming before either CTC’s or our board of directors related to our relationship with CTC, although she will still be permitted to participate in discussions and negotiations. Any perceived conflicts of interest resulting from investors questioning the independence of our management or the integrity of corporate governance procedures may materially affect our stock price.

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Risks Related to this Offering and Our Class A Common Stock

No active trading market for our Class A common stock currently exists, and an active trading market may not develop.

Prior to this offering, there has not been an active trading market for our Class A common stock. If an active trading market for our Class A common stock does not develop following this offering, you may not be able to sell your shares quickly or at the market price. Our ability to raise capital to continue to fund operations by selling shares of our Class A common stock and our ability to acquire other companies or technologies by using shares of our Class A common stock as consideration may also be impaired. The initial public offering price of our Class A common stock will be determined by negotiations between us and the underwriters and may not be indicative of the market prices of our Class A common stock that will prevail in the trading market.

The market price of our Class A common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Class A common stock in this offering.

The market price of our Class A common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	any delay in our launch time or our ability to successfully complete launches;

●	failure to maintain relationships with our existing launch partners or enter into agreements with new launch partners;

●	failure to successfully develop and commercialize our products;

●	inability to obtain additional funding;

●	regulatory or legal developments in the United States and other countries applicable to our existing products and product candidates;

●	introduction of new products, services, or technologies by our competitors;

●	failure to meet or exceed financial projections we provide to the public;

●	failure to meet or exceed the estimates and projections of the investment community;

●	changes in the market valuations of companies similar to ours;

●	market conditions in the space sectors, and the issuance of new or changed securities analysts’ reports or recommendations;

●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by us or our competitors;

●

significant lawsuits, including patent or stockholder litigation, and disputes or other developments relating to our proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

●	additions or departures of key scientific or management personnel;

●	sales of our Class A common stock by us or our stockholders in the future;

●	trading volume of our Class A common stock;

●	general economic, industry and market conditions;

●	health epidemics and outbreaks, including the COVID-19 pandemic, or other natural or manmade disasters which could significantly disrupt our operations; and

●	the other factors described in this “Risk Factors” section.

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In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Class A common stock, regardless of our actual operating performance. The market price of our Class A common stock may decline below the initial public offering price, and you may lose some or all of your investment. Stock markets have experienced extreme volatility due to the ongoing COVID-19 pandemic and investor concerns and uncertainty related to the impact of the pandemic on the economies of countries worldwide.

The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation, as amended, has the effect of concentrating voting control with those stockholders who held our Class B common stock prior to this offering. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are selling in this offering, has one vote per share. Following this offering, CTC which holds all of the issued and outstanding shares of our Class B common stock, will own shares representing approximately 94.2% of the voting power of our outstanding capital stock following this offering. In addition, because of the ten-to-one voting ratio between our Class B and Class A common stock, the holder of our Class B common stock could continue to control a majority of the combined voting power of our common stock and therefore control all matters submitted to our stockholders for approval until converted by our Class B common stockholder. This concentrated control may limit or preclude your ability to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions requiring stockholder approval. In addition, this concentrated control may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, such concentrated control may adversely affect the market price of our Class A common stock.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions as specified in our amended and restated certificate of incorporation, such as transfers to family members and certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock.

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We cannot predict the effect our dual-class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A common stock, adverse publicity or other adverse consequences. For example, certain index providers have announced and implemented restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it would require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it would no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on its treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced and implemented policies, the dual-class structure of our common stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly-traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included. Due to the dual-class structure of our common stock, we will likely be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

Our principal stockholders will continue to have significant influence over the election of our board of directors and approval of any significant corporate actions, including any sale of the company.

Our founders, executive officers, directors, and other principal stockholders, in the aggregate, beneficially own a majority of our outstanding stock. These stockholders currently have, and likely will continue to have, significant influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these stockholders could have the effect of delaying or preventing an acquisition of the company or another significant corporate transaction.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against companies following a decline in the market price of their securities. This risk is especially relevant for us because biotechnology companies have experienced significant share price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

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If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Class A common stock or publishes inaccurate or unfavorable research about our business, the market price for our Class A common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

We do not expect to pay dividends in the foreseeable future after this offering, and you must rely on price appreciation of your shares of Class A common stock for return on your investment.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we no longer qualify as an emerging growth company, we will incur significant legal, accounting, and other expenses that we did not incur previously. The Sarbanes-Oxley Act of 2002 (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on U.S. reporting public companies, including the establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified senior management personnel or members for our board of directors. In addition, these rules and regulations are often subject to varying interpretations, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Pursuant to Section 404 of SOX (“Section 404”), we will be required to furnish a report by our senior management on our internal control over financial reporting.

While we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To prepare for eventual compliance with Section 404, once we no longer qualify as an emerging growth company, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

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We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (“the JOBS Act”). For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the end of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect not to avail ourselves of this exemption from new or revised accounting standards and, therefore, may be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Anti-takeover provisions contained in our certificate of incorporation and bylaws to be adopted upon the closing of this offering, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation, bylaws and Delaware law contain or will contain provisions which could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Our corporate governance documents include or will include provisions:

●

authorizing “blank check” preferred stock, which could be issued by our board of directors without stockholder approval and may contain voting, liquidation, dividend, and other rights superior to our common stock;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	limiting the ability of our stockholders to call and bring business before special meetings;

●	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

●	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

●	providing our board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management.

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As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our certificate of incorporation, bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.

Our amended and restated certificate of incorporation, as amended, designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.

Our certificate of incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for each of the following:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim for breach of any fiduciary duty owed by any director, officer, or other employee of ours to the Company or our stockholders, creditors or other constituents;

●

any action asserting a claim against us or any director or officer of ours arising pursuant to, or a claim against us or any of our directors or officers, with respect to the interpretation or application of any provision of, the DGCL, our certificate of incorporation or bylaws; or

●	any action asserting a claim governed by the internal affairs doctrine;

provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any of the foregoing actions for lack of subject matter jurisdiction, any such action or actions may be brought in another state court sitting in the State of Delaware.

The exclusive forum provision is limited to the extent permitted by law, and it will not apply to claims arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), or for any other federal securities laws which provide for exclusive federal jurisdiction.

Our Amended and Restated Certificate of Incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our second amended and restated certificate of incorporation provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our second amended and restated certificate of incorporation.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

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We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operations;

●	our ability to compete in the global space industry;

●	our ability to obtain and maintain intellectual property protection for our current products and services;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●

the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

●	our reliance on third-party suppliers and manufacturers;

●	the success of competing products or services that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from lawsuits against us and the potential for these lawsuits to cause us to limit our commercialization of our products and services;

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These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

TRADEMARKS, SERVICE MARKS AND TRADENAMES

We own or have rights to use a number of registered and common law trademarks, service marks and/or trade names in connection with our business in the United States and/or in certain foreign jurisdictions.

Solely for convenience, the trademarks, service marks, logos and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, which are the property of their respective owners. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

We have a trademark for the name BRINGING SPACE DOWN TO EARTH® and pending applications for the names THE EASY BUTTON FOR SPACE™, ORBIT PLEX™, ORBIT PLEX PLATFORM™ and SPACE ACCESS REIMAGINED™.

USE OF PROCEEDS

                We will not receive proceeds from sales of the Resale Shares made under this prospectus.

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DETERMINATION OF OFFERING PRICE

                There currently is no public market for our Class A common stock. The shares of Class A common stock may be sold in one or more transactions at a price of $5.00 per share until our shares are listed on The Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” above for more information.

DIVIDEND POLICY

                We have never paid or declared any cash dividends on our Class A common stock, and we do not anticipate paying any cash dividends on our Class A common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2021:

●	on an actual basis;

●

on a as adjusted basis to give effect to our issuance and sale of 3,000,000 shares of our Class A common being sold in our initial public offering, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

(in thousands, except share and per share data)	Actual	As Adjusted
Cash	$2,234	$15,644

Long-term liabilities	3,439	3,439

Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share; 1,000,000 shares authorized, no shares issued and outstanding, actual; 5,000,000 shares authorized and no shares issued and outstanding, as adjusted	-	-
Class A common stock, par value $0.0001 per share; 25,000,000 shares authorized, 3,200,000 shares issued and outstanding, actual; 100,000,000 shares authorized, 6,200,000 shares issued and outstanding, as adjusted	-	1
Class B common stock, par value $0.0001 per share; 10,000,000 shares authorized, 10,000,000 shares issued and outstanding, actual; and 10,000,000 shares issued and outstanding, as adjusted	1	1
Additional paid-in capital	11,370	24,779
Accumulated deficit	(12,989)	(12,989)
Total stockholders’ equity (deficit)	(1,618)	11,792

Total capitalization	$1,821	$15,231

The number of shares of Class A common stock and Class B common stock that will be outstanding after this offering is based on 3,200,000 shares of Class A common stock and 10,000,000 shares of Class B common stock outstanding as of September 30, 2021, and excludes:

●	10,000,000 shares of Class A common stock issuable upon conversion of our Class B Common Stock;

●	1,250,000 shares of Class A common stock reserved for future issuance under our 2021 Omnibus Equity Incentive Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with “Selected Financial Data” and our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview of Operations

We are a space-as-a-service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We are building an all-inclusive space-as-a-service platform for the global space economy. We are developing and plan to launch 100 kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a plug-and-play operating system for space, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things. Our revenues to date have been from our space related manufacturing offerings and we have not generated revenue from our constellation space offering.

Results of Operations

Comparison of the three months ended September 30, 2021 to the three months ended September 30, 2020

The following table provides certain selected financial information for the periods presented:

	Three Months Ended
	September 30,
	2021	2020	Change	%
Revenue	$499,851	$408,417	$91,434	22%
Cost of revenue	480,997	374,603	106,394	28%
Gross Profit	18,854	33,814	(14,960)	(44)%
Gross Profit Percentage	4%	8%	(5)%	(54)%

Operating expense	918,199	413,936	504,263	122%
Other income (expense)	276,604	(1,556)	278,160	n/a
Net loss	$(622,741)	$(381,678)	$(241,063)	63%

Revenue

The increase in revenue of 22% for the three months ended September 30, 2021 to $500,000 as compared to $408,000 for the three months ended September 30, 2020 was driven by improving market conditions subsequent to the Covid-19 global pandemic and growth of the space sector as a whole. For the three months ended September 30, 2021, we serviced 8 overall customers, of which 1 was a direct government customer. There were 7 commercial customers that we manufactured products as a subcontractor for their government customer. For the three months ended September 30, 2020, we serviced 18 customers, of which 4 were direct government customers. There were 14 other commercial customers that we manufactured products as a subcontractor for their government customer.

Cost of Revenue

The increase in cost of revenue of 28% for the three months ended September 30, 2021 to $481,000 as compared to $375,000 for the three months ended September 30, 2020 was driven by increased materials costs due to supply chain constraints and elevated labor costs due to a tight labor market as a result of continued effects of the Covid-19 global pandemic.

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Gross Profit

The decrease in our gross profit of $15,000 to $34,000 or approximately 44% for the three months ended September 30, 2021 as compared to $34,000 for the three months ended September 30, 2020 is primarily attributable to a larger increase in our revenues as compared to the increase in our cost of revenues.

Operating Expenses

	Three Months Ended
	September 30,
	2021	2020	Change	%
Operating expenses
Payroll	$500,881	$221,667	$279,214	126%
Bid and proposal	-	43,830	(43,830)	(100)%
Lease expense	81,925	47,904	34,021	71%
Depreciation	8,880	11,577	(2,697)	(23)%
Other general and administrative	326,513	88,958	237,555	267%
Total	$918,199	$413,936	$504,263	122%

Overall operating expenses increased by $504,000, or 122%, to $918,000 for the three months ended September 30, 2021 as compared to $414,000 for the three months ended September 30, 2020 primarily attributed to increased costs associated with the addition of several key employees and advisors, the costs associated with our pre-IPO private placement and costs associated with preparation for our initial public offering.

Total other income (expense)

During the three months ended September 30, 2021, we had other income of $309,000 for forgiveness of PPP loan and interest expense of $33,000.

During the three months ended September 30, 2020, we had other expenses of $1,556.

Comparison of the nine months ended September 30, 2021 to the nine months ended September 30, 2020

The following table provides certain selected financial information for the periods presented:

	Nine Months Ended
	September 30,
	2021	2020	Change	%
Revenue	$885,305	$1,538,675	$(653,370)	(42)%
Cost of revenue	1,057,137	1,479,676	(422,539)	(29)%
Gross Profit (Loss)	(171,832)	58,999	(230,831)	(391)%
Gross Profit Percentage	(19)%	4%	(23)%	(606)%

Operating expense	1,721,683	1,228,664	493,019	40%
Other expense	573,867	(8,666)	582,533	(6722)%
Net loss	$(1,319,648)	$(1,178,331)	$(141,317)	12%

Revenue

The decrease in revenue of 42% for the nine months ended September 30, 2021 to $885,000 as compared to $1.5 million for the nine months ended September 30, 2020 was driven by lingering effects of the Covid-19 global pandemic during the early part of the year. For the nine months ended September 30, 2021, we serviced 25 overall customers, of which 1 was a direct government customer. There were 24 commercial customers that we manufactured products as a subcontractor for their government customer. For the nine months ended September 30, 2020, we serviced 15 customers, of which 2 were direct government customers. There were 13 other commercial customers that we manufactured products as a subcontractor for their government customer.

Cost of Revenue

The decrease in cost of revenue of 29% for the nine months ended September 30, 2021 to $1.1 million as compared to $1.5 million for the nine months ended September 30, 2020 was driven by an increase in labor intensive contracts which could be completed in house, as opposed to outsourcing to other subcontractors and a reduction in revenue during the same period.

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Gross Profit (Loss)

The decrease in our gross profit of $231,000 to a loss of $172,000 or approximately 391% for the nine months ended September 30, 2021 as compared to a gross profit of $59,000 for the nine months ended September 30, 2020 is primarily attributable to the high costs of revenue, which includes depreciation of fixed assets used in production relative to the reduction in revenue during the same period.

Operating Expenses

	Nine Months Ended
	September 30,
	2021	2020	Change	%
Operating expenses
Payroll	$943,743	$677,557	$266,186	39%
Bid and proposal	71,111	103,768	(32,657)	(31)%
Lease expense	165,934	121,910	44,024	36%
Depreciation	24,478	44,859	(20,381)	(45)%
Other general and administrative	516,417	280,570	235,847	84%
Total	$1,721,683	$1,228,664	$493,019	40%

Overall operating expenses increased by $493,000, or 40%, to $1.7 million for the nine months ended September 30, 2021 as compared to $1.2 million for the nine months ended September 30, 2020 which increase is primarily attributed to the leasing of additional space to expand our operations, increased costs associated with the addition of several key employees and advisors, the costs associated with our pre-IPO fund raise and costs associated with preparation for our public offering.

Total other income (expense)

During the nine months ended September 30, 2021, we had other income of $634,000 for forgiveness of PPP loan, other expense of $504 and interest expense of $59,500.

During the nine months ended September 30, 2020, we had other expense of $1,000 and interest expense of $7,700.

Comparison of year ended December 31, 2020 to year ended December 31, 2019

The following table provides certain selected financial information for the periods presented:

	Years Ended
	December 31,
	2020	2019	Change	%
Revenue	$1,807,182	$2,798,269	$(991,087)	(35)%
Cost of revenue	1,786,410	3,009,529	(1,223,119)	(41)%
Gross Profit (Loss)	20,772	(211,260)	232,032	(110)%
Gross Profit (Loss) Percentage	1%	(8)%	9%	(115)%

Operating expense	1,553,909	1,694,138	(140,229)	(8)%
Other expense	(9,769)	(23,313)	13,544	(58)%
Net loss	$(1,542,906)	$(1,928,711)	$385,805	(20)%

Revenue

The decrease in revenue of 35% for the year ended December 31, 2020 to $1.8 million as compared to $2.8 million for the year ended December 31, 2019 was driven by negative impacts as a result of the Covid-19 global pandemic. For the year ended December 31, 2019, we serviced 25 overall customers and 2 were direct government customers. There were 10 commercial customers that we manufactured products as a subcontractor for their government customer. For the year ended December 31, 2020, we serviced 22 customers and 2 were direct government customers. There were 11 other commercial customers that we manufactured products as a subcontractor for their government customer.

Cost of Revenue

The decrease in cost of revenue of 41% for the year ended December 31, 2020 to $1.8 million as compared to $3.0 million for the year ended December 31, 2019 was driven by an increase in labor intensive contracts which could be completed in house, as opposed to outsourcing to other subcontractors.

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Gross Profit (Loss)

The increase in our gross profit of $232,000 to $21,000 or approximately 110% for the year ended December 31, 2020 as compared to ($211,000) for the year ended December 31, 2019 is primarily attributable to an increase in labor intensive contracts which could be completed in our facility by our staff, as opposed to outsourcing to other subcontractors.

Operating Expenses

	Years Ended
	December 31,
	2020	2019	Change	%
Operating expenses
Payroll	$905,012	$921,008	$(15,996)	(2)%
Bid and proposal	154,384	123,951	30,433	25%
Lease expense	159,122	234,907	(75,785)	(32)%
Depreciation	41,521	44,991	(3,470)	(8)%
General and administrative	293,870	369,281	(75,411)	(20)%
Total	$1,553,909	$1,694,138	$(140,229)	(8)%

Overall operating expenses were reduced by $140,000, or 8%, to $1.6 million for the year ended December 31, 2020 as compared to $1.7 million for the year ended December 31, 2019 which is primarily attributed to a reduction in our lease expenses to $159,000 from $235,000 as a result of improved terms as renegotiated with our landlord and General and Administrative costs to $294,000 from $369,000 for the same period, which is related to incremental fluctuations the costs of operations and impacts from the Covid-19 pandemic.

Total other income (expense)

During the year ended December 31, 2020, we had other income of $10,000, other expense of $1,500 and interest expense of $18,000.

During the year ended December 31, 2019, we had other income of $13,000, and interest expense of $36,000.

Liquidity and Capital Resources

The following table provides selected financial data about us as of September 30, 2021, and December 31, 2020.

	September 30,	December 31,
	2021	2020	Change	%
Current assets	$2,487,154	$582,617	$1,904,537	327%
Current liabilities	$1,933,150	$8,095,721	$(6,162,571)	(76)%
Working capital (deficiency)	$554,004	$(7,513,104)	$8,067,108	(107)%

Current assets increased by $1.9 million, or 327%, to $2.5 million as of September 30, 2021 from $583,000 as of December 31, 2020. The increase is primarily attributable to an increase in cash of $2.2 million from the sale of 3 million shares of common stock for net proceeds of $2.6 million during the three months ended September 30, 2021.

Current liabilities decreased by $6.2 million, or 76%, to $1.9 million as of September 30, 2021 from $8.1 million as of December 31, 2020. The decrease was primarily attributable to the forgiveness of $3.4 million in related party debt and reclassifying $3 million of related party debt from a current liability to a non-current note payable to a related party. We had current liability increases as of September 30, 2021 from December 31, 2020 of accounts payable by $158,000, accounts payable related party of $395,000, deferred revenue related party of $63,000 and operating lease liability of $135,000 for a new office lease.

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The following table provides selected financial data about us as of December 31, 2020 and 2019.

	December 31,	December 31,
	2020	2019	Change	%
Current assets	$582,617	$695,904	$(113,287)	(16)%
Current liabilities	$8,095,721	$7,023,743	$1,071,978	15%
Working capital (deficiency)	$(7,513,104)	$(6,327,839)	$(1,185,265)	19%

Current assets decreased by $113,000, or 16%, to $583,000 as of December 31, 2020 from $696,000 as of December 31, 2019. The reduction is primarily attributable to a decrease in accounts receivable driven by fewer new contracts due to the negative impact of the Covid-19 global pandemic.

Current liabilities increased by $1.1 million, or 15%, to $8.1 million as of December 31, 2020 from $7.0 million as of December 31, 2019. The increase was attributable to an increase in borrowings from our principal stockholder to fund our operations.

Liquidity is the ability of a company to generate funds to support asset growth, satisfy disbursement needs, maintain reserve requirements and otherwise operate on an ongoing basis. We have insufficient operating revenues so we are currently dependent on debt financing and sale of equity to fund operations.

We had an accumulated deficit of $11.7 million and negative working capital of $7.5 million as of December 31, 2020. As of December 31, 2020, we had $20,162 of cash.

As of December 31, 2020 and 2019, the working capital deficiency is primarily due to $7.3 million and $5.7 million, respectively, owing to our majority shareholder.

On May 1, 2021, we converted $4 million of $7.39 million in intercompany accounts receivable owed to CTC into a related party note payable (the “Note”), which included $1.4 million in loans (the “Decathlon Note”) to CTC by Decathlon Alpha IV, L.P, or Decathlon. The remaining $3.39 million that was owed to CTC was forgiven by CTC on May 1, 2021. On December 3, 2021, we entered into a Loan Assignment and Assumption Agreement, or Loan Assignment, with Decathlon and CTC pursuant to which we assumed the Decathlon Note. In connection with our assumption of the Decathlon Note, CTC reduced the principal of the Note by the same amount. Management believes that the assumption of the Decathlon Note from CTC is in our best interests because in connection therewith, Decathlon released us from a cross-collateralization agreement it was a party to with CTC for a loan of a greater amount. Also in connection with the Loan Assignment on December 3, 2021, we entered into a Revenue Loan and Security Agreement (“RSLA”) with Decathlon and our CEO, Carol Craig, pursuant to which we pay interest based on a minimum rate of 1 times the amount advanced and make monthly payments based on a percentage of our revenue calculated as an amount equal to the product of (i) all revenue for the immediately preceding month multiplied by (ii) the Applicable Revenue Percentage, defined as 4% of revenue for payments due during any month. The Decathlon Note is secured by our assets and is guaranteed by CTC and matures the earliest of: (i) December 9, 2023, (ii) immediately prior to a change of control, or (iii) upon an acceleration of the obligations due to a default under the RSLA.

Management believes that it will need additional equity or debt financing to be able to implement its business plan. Given the lack of revenue, capital deficiency and our dependence on support from our majority shareholder, there is substantial doubt about our ability to continue as a going concern.

Our continuation as a going concern for a period beyond the next 12 months will be dependent upon our ability to obtain adequate additional financing, as our operations are capital intensive, and future capital expenditures and additional working capital are expected. Our independent registered public accounting firm expressed in its report on our financial statements for the year ended December 31, 2020, that there was substantial doubt about our ability to continue as a going concern.

Cash Flow

	Nine Months Ended
	September 30,
	2021	2020	Change
Cash used in operating activities	$(518,955)	$(1,563,699)	$1,044,744
Cash used in investing activities	$(30,266)	$(4,508)	$(25,758)
Cash provided by financing activities	$2,763,371	$1,571,845	$1,191,526
Cash on hand	$2,234,312	$60,963	$2,173,349

	Years Ended
	December 31,
	2020	2019	Change
Cash used in operating activities	$(1,587,234)	$(1,195,785)	$(391,449)
Cash used in investing activities	$(4,508)	$(5,450)	$942
Cash provided by financing activities	$1,554,579	$1,252,810	$301,769
Cash on hand	$20,162	$57,325	$(37,163)

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Cash Flow from Operating Activities

Nine months ended September 30, 2021 and 2020

For the nine months ended September 30, 2021 and 2020, we did not generate positive cash flows from operating activities. For the nine months ended September 30, 2021, net cash flows used in operating activities was $519,000 compared to $1.6 million during the nine months ended September 30, 2020.

Cash flows used in operating activities for the nine months ended September 30, 2021 was comprised of a net loss of $1.3 million, which was reduced by non-cash expenses of $506,000 for stock based compensation, depreciation and amortization, and net change in working capital of $928,000, and increased by a forgiveness of a PPP loan of $634,000.

For the nine months ended September 30, 2020, net cash flows used in operating activities was $1.6 million. During the nine months ended September 30, 2020, we had a net loss of $1.2 million, which was reduced by non-cash expenses of $364,000 for depreciation and $1,800 for bad debt, and increased by a net change in working capital of $747,000.

Year ended December 31, 2020 and 2019

For the years ended December 31, 2020 and 2019, we did not generate positive cash flows from operating activities. For the year ended December 31, 2020, net cash flows used in operating activities was $1.6 million compared to $1.2 million during the year ended December 31, 2019.

Cash flows used in operating activities for the year ended December 31, 2020 was comprised of a net loss of $1.5 million, which was reduced by non-cash expenses of $464,000 for depreciation and amortization, and increased in a net change in working capital of $509,000.

For the year ended December 31, 2019, net cash flows used in operating activities was $1.2 million. During the year ended December 31, 2019, we had a net loss of $1.9 million, which was reduced by non-cash expenses of $468,000 for depreciation and $5,800 for bad debt, and reduced in a net change in working capital of $259,000.

Cash Flows from Investing Activities

During the nine months ended September 30, 2021 and 2020, we purchased property and equipment in the amount of $30,000 and $4,500, respectively.

During the years ended December 31, 2020 and 2019, we purchased property and equipment in the amount of $4,500 and $5,500, respectively.

Cash Flows from Financing Activities

During the nine months ended September 30, 2021 net cash provided by financing activities of $2.8 million included $2.7 million from the sale of 3 million common shares, proceeds from our principal shareholder of $90,000, proceeds from a PPP loan of $308,000, and was offset by the repayment of notes payable of $16,000, payments on our finance leases of $62,000 and repayment of note payable to a related party of $250,000. During the nine months ended September 30, 2020, net cash provided by financing activities of $1.6 million included proceeds from our principal shareholder of $1.5 million, proceeds from a PPP loan of $322,000, and was offset by the repayment of notes payable of $47,000, and payments on our finance leases of $168,000.

During the year ended December 31, 2020, net cash provided by financing activities of $1.5 million included proceeds from our principal shareholder of $1.6 million, proceeds from a PPP loan of $322,000 and was offset by the repayment of notes payable of $63,000, payments on our finance leases of $260,000. During the year ended December 31, 2019, net cash provided by financing activities of $1.3 million included proceeds from our principal shareholder of $1.6 million, the repayment of notes payable of $61,000, payments on our finance leases of $274,000.

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Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

We believe our most critical accounting policies and estimates relate to the following:

•	Revenue Recognition
•	Inventory
•	Lease Accounting

Revenue Recognition

Revenues from fixed price contracts that are still in progress at month end are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to the estimated total costs for each contract. This method is used because management considers total costs to be the best available measure of progress on these contracts. Revenue from fixed price contracts and time-and-materials contracts that are completed in the month the work was started are recognized when the work is shipped.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Inventory

Inventory consists of work in progress and consists of estimated revenue calculated on a percentage of completion based on direct labor and materials in relation to the total contract value. The Company does not maintain raw materials nor finished goods.

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Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

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JOBS Act

On April 5, 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (“Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain of these exemptions, including without limitation, (i) providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and (ii) complying with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

BUSINESS

Company Overview

Sidus Space is a space-as-a-service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to demonstrate space operations for new technologies and deliver data and predictive analytics to both domestic and global customers. We have 9 years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware. We support commercial space, aerospace, defense, underwater marine and other commercial and government customers. Our services include multidisciplinary design engineering, precision Computer Numerical Control (CNC) machining and fabrication, Swiss screw machining, American Welding Society (AWS) certified welding and fabrication, electrical and electronic assemblies, wire cable harness fabrication, 3D composite and metal printing, satellite manufacturing, satellite payload integration and operations support, satellite deployment and microgravity testing and research. We have designed and manufactured many flight and ground components and systems for several government and commercial customers including large government contractors and government space agencies. Specific efforts include:

•

Manufacturing, assembling and testing space hardware components for the NASA Orion spacecraft which include the Ogive lifting fixture, crew module birdcage, heatshield shipping frame stanchions, service module lift station and Reefing Line cutters for the parachute deployment system

•	Manufacturing, assembling and testing Flight and Ground ECS Quick Disconnects and the umbilical release mechanism for NASA’s Space Launch System (SLS) Universal Stage Adapter (USA)

•	Supporting the engineering design, specifications, and assembly of internal and external cable harness assemblies for ISS based Bishop Airlock

•	Manufacturing and assembling an umbilical plate for NASA Centaur

•

Supporting NASA’s Launch Pad and Mobile Launcher 1 with testing for umbilical systems, fabrication of wire harnesses (including procurement, assembly, molding and testing) and manufacture, assembly and testing of electronic and fluid/pneumatic control cabinets

•	Manufacturing, assembling and testing ground support electrical control cabinets for NASA Mobile Launcher 2

•	Manufacturing and assembling prototype trash compactor for proposed Lunar Orbital Gateway

•	Manufacturing component parts for the Space & Airborne Systems division for L3Harris

•	Manufacturing various underwater oil and gas components for Teledyne Marine

•	Integrating and testing an X-Band antenna for the small satellite market in partnership with MTI Wireless Edge Ltd.

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Significant milestones and events include but are not limited to:

2018

•	Awarded IDIQ contract vehicle to support Orion Crewed Space Capsule

•	Manifested External Flight Test Platform for early 2019 launch

•	Awarded IDIQ contract to provide payload integration and operations including satellite deployment support on International Space Station

2019

•	External Flight Test Platform launch scheduled for October 2019 on Northrup Grumman’s Cygnus NG-12

•	External Flight Test Platform successfully launched

2020

•	STPS Sat-4 successfully deployed from International Space Station using SSIKLOPS platform

•	Partnership established with Indian Aerospace firm Dhruva Space

2021

•	External Flight Test Platform successfully returned on SpaceX CRS-21 from ISS

•	Winning team for NASA HEOMD AES Project Polaris awards for: Autonomous Satellite Technology for Real-time Applications (ASTRA)

We are Aerospace Basic Quality System Standard (AS) 9100D certified, International Traffic in Arms (ITAR) registered, and have received approval of International Telecommunications Union (ITU) spectrum licensing for both X-Band and S-Band frequencies. We filed for X-band and S-band radio frequencies licensing in February 2021 and were granted approval through a published filing by the ITU on April 4, 2021. Our filing contains approved spectrum use for multiple X-Band and S-Band frequencies and five different orbital planes. Such licenses are held through Aurea Alas, Ltd., an Isle of Man company, a related party to Sidus Space. The ITU is the specialized agency responsible for principles and licensing of the use of orbit and spectrum. Before a satellite can use the spectrum and orbital resources it needs to fulfil its mission, it requires an associated ‘satellite filing’. The filing is a tool to obtain international recognition of these resources and it is a critical component to our offering, enabling users to demonstrate, test, and operate new technologies in space.

Located in Cape Canaveral, Florida, also known as “The Space Coast,” we operate from a 35,000 square foot manufacturing, assembly, integration, and testing facility and as of November 15, 2021, employ 35 individuals with plans for growth over the next year.

We continually invest in innovative solutions and as of November 15, 2021 have ten space related patents approved or pending, which ownership was transferred to us by our majority shareholder, Craig Technologies, at no charge. Our patented technology includes a print head for regolith-polymer mixture and associated feedstock; a heat transfer system for regolith; a method for establishing a wastewater bioreactor environment; vertical takeoff and landing pad and interlocking pavers to construct same; and high-load vacuum chamber motion feedthrough systems and methods. Regolith is a blanket of unconsolidated, loose, heterogeneous superficial deposits covering solid rock. It includes dust, broken rocks, and other related materials and is present on Earth, the Moon, Mars, some asteroids, and other terrestrial planets and moons.

Our strategy is to build an all-inclusive space-as-a-service platform for the global space economy. Our Founder and Chief Executive Officer, Carol Craig, has also built her namesake firm, Craig Technologies, into an aerospace and defense contracting company recognized throughout the U.S. government and commercial space industries, that is backed by proven experience in the design, development, and commercialization of new and innovative space technologies and services through aerospace and defense partnerships and collaborations. Ms. Craig’s accomplishments as a seasoned CEO include the following awards:

•	2020 - U.S. Women’s Chamber of Commerce “Innovation and Performance” Award.

•	2017 - “Making a Difference” award by The American Business Women’s Association Oceanside Charter Chapter.

•	2016 - Special Congressional Recognition award from Congressman Bill Posey during Hispanic Heritage month for her outstanding and invaluable service to the local community.

•	2015 - Small Business Administration’s Small Business Person of the Year for the State of Florida and South Florida District. (Recognized as the national first runner-up finalist in Washington, DC.)

•	2013 - The National Defense Industrial Association (NDIA), Kathleen P. Sridhar Small Business Executive of the Year

•	2013 - Hispanic Engineers National Achievement Awards Conference (HENAAC) Entrepreneur of the Year Award by the Great Minds in STEM.

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We are developing and anticipating launching 100kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a standardized operating system for space, we believe we can deliver customer payloads to orbit in months, rather than years. In addition, we anticipate delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things (IoT).

Our smallsat design is a hybrid 3D platform that is cost efficient and designed to allow us to provide technology integration and space-based data at a lower cost due to our vertically integrated manufacturing and space hardware expertise. As our satellite constellation grows, the number of customers and the volume of data collection will scale.

Strategy

Our strategy is to build an all-inclusive space-as-a-service platform for the global space economy that expands access to commercial, government and academic innovators.

Maintaining our Focus on Technology and Innovations

We continue to focus on innovations to further enhance our customizable, lightweight, low-cost satellite testing alternatives for one or multiple systems or subsystems including electronics, propulsion, optics, communications, or any other type of innovative technology at a lower cost and more rapid deployment than other launch and test options. We plan on offering multiple platforms to meet a variety of customer needs.

Sidus Constellation

LizzieSat (LS) is our 3D manufactured low earth orbit (LEO) microsatellite that focuses on rapid, cost-effective development and testing of innovative spacecraft technologies for multiple customers. Our LEO constellation will be developed over approximately four years with additional satellites being added each year in coordination with the ramping up of the volume of satellite manufacturing and our ground station growth. Our Sidus Constellation proprietary data analytics will be optimized to meet the precise conditions of commercial and governmental demands in our increasingly interconnected, cloud-based, and data-driven world by providing instant connectivity from anywhere to everywhere.

Subscription-Based Revenue

Sidus Space standard subsystem components are expected to provide redundancy and the ability to collect data for subscription services. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things.

Vertically Integrated Products and Solutions

Through our multidisciplinary approach to space support, we combine our history in systems integration, engineering, manufacturing, data collection and analytics to create accurate mission-critical and space-rated components and systems. We provide design engineering, manufacturing, and 3D printing all in-house to reduce time, costs, and waste related to satellite production. In addition, we offer the integration of customer components, facilitate launch and provide data and predictive analytics using either our own data collection components or customer components.

Our Competitive Strengths

We believe the following strengths position us to develop our products and services and capitalize on the presented opportunity:

Experienced Management Team and Advisors

We have established a management team and technical team of engineers with many members of the team having more than 20 years of experience in their respective fields. Our team has shown the ability to design and develop new products, enhance operations, strengthen distribution networks, and recruit industry talent. Our directive as a management team over the next few years will be to introduce new innovative products with scalability, to manufacture and market those products, and drive improvements to our manufacturing, quality, and product development systems and processes.

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Carol Craig, our founder, and Chief Executive Officer established Craig Technologies in 1999 and grew from one person in 1999 to over 450 associates. Ms. Craig holds her B.A. in Computer Science from Knox College, B.S. in Computer Science Engineering from the University of Massachusetts at Amherst. She is currently pursuing a PhD in Systems Engineering at the Florida Institute of Technology. Ms. Craig is a former P-3 Orion Naval Flight Officer and one of the first women eligible to fly in combat.

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Jamie Adams, our Chief Technology Officer, has 35 years of space and defense experience and most recently focused on strategic research and development in Lockheed Martin’s (LM) Autonomous Systems Group and supported LM business areas and mission and fire control (MFC) lines of business programs developing autonomous systems technology in multiple domains (air, land, sea, and space). He joined Lockheed Martin in June 2015, after a distinguished career at NASA and Boeing. Mr. Adams’ final assignment at NASA was serving as the Associate Division Chief of NASA Johnson Space Center (JSC) Software, Robotics, and Simulation, Engineering Division. In that role, he was responsible for overseeing technical execution of many contracts supporting various human space flight programs. He was also involved in NASA’s Human Robotic Interface Small Business Innovative Research (SBIR) program, as well as several initiatives with NASA Headquarters and the DoD to standardize the acquisition and execution of software and simulation production and application to government contracts. Prior to that, he served as Deputy Chief of the Multi-Purpose Crew Vehicle (MPCV) Orion, Avionics and Software group overseeing all aspects of the Lockheed Martin Space Systems Company contract activities for this group. He initially accepted an appointment to NASA in 2007 as the Chief of the Constellation Program Software and Simulation group, after a distinguished 21-year career with The Boeing Company. Mr. Adams joined Boeing in 1986 working initially as a system integration and test engineer on the Minuteman and Peacekeeper research and development programs at Vandenberg AFB, CA, eventually working his way into the position of Test Conductor. He then joined the International Space Station program as an integration and test manager in Houston, TX, ultimately becoming the overall program Hardware/Software Integration Manager for all flight systems hardware and software design, development, integration, verification, and validation. Jamie accepted the position of Director, Modeling, Simulation, and Integration on the Future Combat Systems (FCS) program in 2002.

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Rick Hashop, our VP of Mission Operations was the Director of the Human Space Flight Engineering Division for the Harris Corp. on a large NASA contract. Mr. Hashop has been a successful corporate executive with 28 years of experience in managing large programs and divisions in the space sector, both in government services and commercial markets. In addition, Mr. Hashop has led the International Space Station requirements and operations for the Space and Ground Communications Network and NASA Mission Control Center (MCC).

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Ken “Hock” Ham, chairman of our Advisory Board, is a former shuttle pilot, Deputy Lead of the Orion Heatshield Design and Analysis Team, Structures and Technical Lead for the Adaptive Deployment Entry System Project (ADEPT) and holds a B.S/M.S in Civil Engineering from the United States Naval Academy.

Innovative Patented Technology

Our patented technologies include a print head for regolith-polymer mixture and associated feedstock; a heat transfer system for regolith; a method for establishing a wastewater bioreactor environment; vertical takeoff and landing pad and interlocking pavers to construct same; and high-load vacuum chamber motion feedthrough systems and methods. Regolith is a blanket of unconsolidated, loose, heterogeneous superficial deposits covering solid rock. It includes dust, broken rocks, and other related materials and is present on Earth, the Moon, Mars, some asteroids, and other terrestrial planets and moons.

Price Point

Sidus has made investments in infrastructure, engineering, and parts. These investments are anticipated to result in lower material waste, reduced labor hours per satellite, reduced re-work, and increased production efficiencies. In addition, our relationship with the International Space Station as an ISS partner provides unique opportunities to offer other options not dependent on costly infrastructure. We expect to be able to offer favorable pricing while increasing margins by controlling costs through these investments.

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Multiple Product/Service Offering

We anticipate offering multiple customizable satellite testing alternatives for one or multiple systems or subsystems including electronics, propulsion, optics, communications, or any other type of innovative technology at a lower cost and more rapid deployment than other launch and test options. In addition, we plan to offer mission-critical space-based data to meet the detailed conditions of any commercial and government mission.

Attractive and Growing Global Market

We believe that the space data and analytics market is experiencing an increase in total addressable market as demand from both government and commercial organizations grows. As commercial customers turn to geospatial solutions for various applications, commercial sectors with untapped needs continues to expand to non-traditional industries. These include energy and utilities, insurance, mining and manufacturing, agriculture, environmental, engineering and construction, and supply chain.

Existing Relationships

We have designed and manufactured many flight and ground component parts and systems for the NASA Space Launch System (SLS), International Space Station (ISS), Lockheed Martin Orion spacecraft, Mobile Launcher, Boeing CST Starliner spacecraft, United Launch Alliance Centaur rocket, proposed Lunar Orbital Gateway, and other space related programs. Our customers include large government contractors and government space agencies.

We are an International Space Station National Laboratory Implementation Partner, which is a select network of companies that share the mission of promoting and sustaining space-based research on the ISS. Our active contracts with NASA and the ISSNL allow us to support customer research and development activities through satellite deployment and technology demonstrations in the harsh environment of space.

Global Space Economy Overview

In recent years, the importance of the space economy has been growing as technological advances in both satellites and supporting terrestrial technologies have enabled new commercial use cases. These use cases include satellite broadband, remote imaging, Internet-of-Things (“IOT”)/Machine-to-Machine (“M2M”) communications, defense-related applications, as well as others. As a result, several new and existing operators have announced new satellite constellations to serve these use cases. Many of these announced constellations will consist of small LEO satellites rather than large GEO satellites. According to a October 2019 SpaceNews report, SpaceX alone has filed for up to 30,000, and Amazon and OneWeb have also announced plans to launch a significant number of satellites.

According to Morgan Stanley research, as reported in February 2021, the $350 Billion global space industry could surge to over $1 trillion by 2040. In addition, Euroconsult expects that over the next decade, the total manufacturing and launch market value for small satellites is expected to reach $54.2 billion, more than three times the market value over 2011-2020. Although this indicates significant growth, it does not reflect the four-fold increase in the number of satellites resulting from the rise of cubesats, constellations and the introduction of low-cost systems for both manufacturing and launch, which will reduce average costs and market value. 4

Rapid growth in private investment in the commercial space industry has led to a wave of new companies reinventing major elements of the traditional space industry, including human spaceflight, satellites, and launch, in addition to unlocking entirely new market segments. Furthermore, government agencies have realized the value of the private commercial space industry and have become increasingly more supportive and reliant on private companies to catalyze innovation and advance national space objectives. In the United States, this has been evidenced by notable policy initiatives and by commercial contractors’ growing share of space activity.

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Launch Market

We are witnessing a shift in the launch requirements of satellite operators, as the launch industry adjusts to the increasing volume of launches and the shift from larger satellites to smallsats. According to a study, conducted and published by the NASA Ames Research Center in 2016, in recent years, the satellite market has been undergoing a major evolution with new space companies replacing the traditional approach of deploying a few large, complex and costly satellites with a multitude of smaller, less complex and cheaper satellites. This new approach has created a sharp increase in the number of launched satellites and so the historic trends are no longer representative.

The launch industry’s initial response was the introduction of ridesharing, allowing multiple operators to share the cost of a large launch vehicle. This combined with the emergence of new launch vehicles reduced launch costs and increased access to space for small satellite operators. However, operators must wait until a particular rideshare is full for their launch. In addition, all small satellites on a single rideshare are delivered to a single orbital destination. From there, small satellites must either complete a time-consuming orbit raise to their desired orbit, requiring a significant on-board propulsion system or an in-space shuttle. While in-space shuttling reduces the need for satellite propulsion capability, shuttles add significant expense and take weeks or months to reach the desired orbit.

Small Satellite Market

Another paradigm shift in the commercial space market is the rise of the small satellite market. Starting several years ago in 2018, the space industry began a dramatic transformation. Demand for large geosynchronous communications satellites dramatically declined as companies prepared to launch constellations of hundreds or thousands of smaller, less expensive broadband satellites in low and medium Earth orbits. Euroconsult anticipates that about 13,910 satellites <500 kg will be launched in the next ten years, according to the 7th edition of its small satellite market report released in April 2021. This total represents a 38% increase over the 10,100 satellites that were expected in its previous edition.

Moreover, the rise of this market has also created a new market segment in nanosatellites and microsatellites, weighing less than 10 kg and between 10 and 100 kg, respectively. While these satellites can be deployed individually, they can also be operated as part of a constellation, a large group of satellites interconnected to provide a service, such as the Starlink satellite constellation’s offering of global internet connectivity. According to Euroconsult’s April 2021 small satellite market report, the next decade will be defined primarily by the rollout of multiple constellations, which will account for 84% of smallsats, mainly for commercial operators.

The number of small satellites launched has increased from 39 in 2011 to 1,202 in 2020. In just the period between 2019 to 2020 there has been over 300% growth going from 289 to 1202. According to a report published in 2021 by Bryce Space & Technology, 40% of all smallsats launched in last 10 years were launched in 2020.

The growth in the satellite constellations market is being driven by technological advances in ground equipment, new business models, expanded funding, and growing demand for high bandwidth and lower latency. Though this satellite constellations market remains nascent in maturity, we anticipate considerable growth over the coming years in the launch industry as companies continue to seek versatile and low-cost ways to deliver single satellites to specific orbits or deploy their satellite constellations. Furthermore, we anticipate the growth of the satellite constellations market to contribute business to our Satellite Services offerings. LEO satellite constellations have relatively short lifespans on orbit, resulting in a requirement to launch replenishment satellites every few years.

According to Prospects for the Small Satellite Market – A Euroconsult Report 7th Edition April 2021, smallsats are often viewed by entrepreneurs as enablers of disruptive business models because of the growing data needs of the digital economy. Rapid, constant improvement of smallsats from one generation to the next means new capabilities and possibilities may constantly be developed. Further, investment in the space industry is still accelerating from 2020 and beyond. Vertically-integrated players attract the most funding. In the growing smallsat industry, with lower entry barriers and shorter timeframes, tangible investment opportunities in manufacturing are available. Just between 2018 and 2020, start-ups involved in smallsat integration raised $1.4B (SpaceX excluded) while pure smallsat subsystems manufacturers, $0.2B. Among integrators, by far the most successful recipients of funding are vertically-integrated players who produce and operate their own constellation while directly providing service to the end user. Vertical integration becomes especially relevant when there is a recurring production need (e.g. limited lifetimes, need for cyclical replacements) and when economies of scale are possible. It can also be driven by the need to secure its supply chain and keeping key differentiators in house, or when no compatible supply is available.

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Our Products and Services

Space Services

We provide the following services to our customers:

Satellite/Space Hardware Manufacturing

For over 9 years, we have manufactured space-rated and human-rated hardware and components. During this time, we have provided components and systems for the International Space Station, the Boeing Starliner, NASA’s SLS, Lockheed Martin’s Orion, and several other programs and customers.

At a combined 35,000 square-feet, our manufacturing facilities are all encompassing allowing us to vertically integrate and pipeline the manufacturing process without the need for outsourcing of precision machining, electronics assembly and testing, or 3D printing.

LEO Launch and Deployment Services

We strive to become a trusted platform for providing an affordable approach for launch, payload hosting, and deployment services in space. Our planned diverse range of launch, in-orbit, and deployment platforms is planned to be tailored to complement any mission.

Space-Based Geospatial Intel, Imagery and Data Analytics

We anticipate delivering reliable high-impact analytics and insights to international and domestic customers by combining our platform with multiple imaging solutions to increase the efficacy and emergence of data. We intend to collect, analyze, enrich, and deliver data gathered from our custom constellation to provide intelligent analytics to its customers. Our comprehensive data collection is expected to create a repository of insights for aviation, maritime, weather, space services, earth intelligence and observation, and federal industries from the ultimate vantage point – space.

Space Platforms

We anticipate offering a variety of affordable space platforms which allow our clients to conduct full missions and/or test new technologies in space at a reduced schedule and cost. Our platforms include:

External Flight Test Platform (EFTP)

Our External Flight Test Platform offers multiple industries to develop, test, and fly experiments, hardware, materials, and advanced electronics on the ISS at a reduced cost and schedule. Potential payloads include optical communications, materials, satellite components, electroplating, and pharmaceutical testing. The EFTP includes integration and delivery to the ISS and has a typical deployment period of 15 weeks. All payloads can be returned after the mission if requested by the payload provider. Our EFTP is characterized by:

•	Highly reconfigurable platform
•	Available space: 1100 in3 (payloads are NOT required to conform to CubeSat form factors)
•	Power: 28V connectors (up to 2 available)
•	Flight computer available to support a wide array of sensor data
•	Additive and traditional manufacturing available to support payload development
•	Two left-hand circular polarized (LHCP) spiral antennae available with a frequency band of 2 to 18 GHz (nadir and zenith facing)
•	GPS patch antenna option

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LizzieSatTM (LS)

LizzieSat (LS) is currently in development as a hybrid 3D manufactured Low Earth Orbit (LEO) microsatellite that focuses on rapid, cost-effective development and testing of innovative spacecraft technologies for multiple customers. LS is planned to combine static component testing and LEO spacecraft development and deployment to provide complete life cycle services to commercial and government customers for Internal Research & Development (IR&D), data analytics and/or proof of concept. We anticipate that LS will leverage our in-house low-cost additive manufacturing of satellites using the Markforged X7, an industrial 3D printer featuring a dual nozzle print system that supports continuous carbon fiber and Kevlar reinforcement, to provide rapid, agile development of spacecraft due to its modular design.

Controlling the satellite production process from design through manufacturing enables us to upgrade our satellites during production and also integrate customer technologies at varying points during the build process. This allows us to continuously improve our satellites’ capabilities as well as build out and maintain our constellation at a relatively low cost.

SSIKLOPS (Space Station Integrated Kinetic Launcher for Orbital Payload Systems)

We provide turnkey services to manage and execute the successful integration and on-orbit operations of satellite payloads using the International Space Station Integrated Kinetic Launcher for Orbital Payload Systems (SSIKLOPS). SSIKLOPS fills the payload deployment gap between small CubeSat launchers and major payloads by supporting the Low Earth Orbit (LEO) microsatellite market (up to 116kg). The SSIKLOPS is a mechanism used to robotically deploy satellites from the ISS and is designed to provide a method to transfer internally stowed satellites to the external environment.

On November 5, 2018 we were awarded a 5-year indefinite delivery indefinite quantity contract by NASA to provide services to manage and perform the work for the successful integration and on-orbit operations of the platform for U.S. government customers with the option to utilize the platform for commercial efforts as well. Pursuant to the agreement, we are responsible for marketing and operating the SSIKLOPS as well as sustaining the SSIKLOPS and associated hardware.

Our offerings include operation, engineering, and manufacturing to provide full life-cycle payload support. SSIKLOPS utilizes NASA’s ISS resupply vehicles to launch small satellites to the ISS in a controlled pressurized environment in soft stow bags. The satellites are processed through the ISS pressurized environment by the astronaut crew allowing satellite system diagnostics prior to orbit insertion. Orbit insertion is achieved through use of the Japanese Aerospace Exploration Agency’s Experiment Module Robotic Airlock (JEM Airlock), and one of the ISS Robotic Arms. Sidus and SSIKLOPS provide small satellites the infrastructure to be deployed from the ISS into LEO with minimal technical, environmental, logistical, and cost challenges.

Phoenix Deployer

Phoenix is currently in development as a CubeSat deployer utilizing the SSIKLOPS deployment platform to deploy CubeSats from the ISS. Phoenix offers a low-cost and high availability deployer option for CubeSats within the 3U to 12U range. U refers to the standard ‘Cubesat’ dimensions (Units or “U”) of 10 cm x 10 cm x 10 cm which are used to describe space on spacecraft). We anticipate that Phoenix will offer:

•	3U CubeSats (Up to 12)
•	6U CubeSats (Up to 6)
•	12 U CubeSats (Up to 3)

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Aerospace and Defense Manufacturing Services

Our manufacturing capabilities combine our design engineering, precision machining, waterjet cutting, and wire harness fabrication experience to provide the highest quality and performance for mission critical systems.

Precision Machining and Assembly

Our growing team of engineers and technicians, combined with state-of-the-art equipment support precision machining, fabrication, and assembly for prototypes, test articles, one-offs, low-rate initial production up through high volume Swiss screw machining production. We utilize the latest CNC machining and turning processes to deliver high-quality, complex and on-demand parts for specialized industries including the space sector.

•	CNC Swiss Screw Machining
•	CMM, VCMM Quality Inspection
•	EDM Wire and Waterjet Cutting
•	3-D Printing
•	Welding

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3D Printing

From early-stage product development to functional finished parts, Sidus offers commercial and industrial-grade additive manufacturing solutions. Our 3D printers enable us to provide rapid manufacturing with industrial micron-level laser scanning accuracy and 50 µm repeatability. Using Continuous Fiber Fabrication technology, we can produce parts at an enhanced schedule that are stronger than 6061 Aluminum and 40% lighter. Sidus provides internal engineering support to optimize the functional performance, product life cycle, and accuracy of its customers’ specific 3D printed technology to ensure repeatability and consistency across prints. Our 3D printing capabilities include:

•	Functional Prototypes and Models
•	Production Parts
•	End-life Production
•	Tool Development
•	Patterns and Molds
•	Jigs and Fixtures
•	Fly-Away Parts

Mechanical/Electrical Assembly and Test

•	Flight/Ground Cable and Wire Harnesses
•	Ground Support Equipment
•	Manned Spaceflight Rated Hardware
•	Satellite Components
•	Part Task Trainer Hardware

As part of our 35,000 square foot manufacturing facility, we have a reconfigurable electronics and cable harness fabrication lab with the necessary equipment, staff and square footage to produce space flight and ground cables and electronic chassis. Our experience and capabilities include manufacturing, assembly and testing of a wide selection of electrical control cabinet and electronic cabinet modification and fabrication processes. We have extensive experience assembling electronics, including soldering, crimping, multi-pinned connector terminations, fusion splicing, molding, potting, and testing.

Certifications include NASA 8739.4, NASA 8739.5, J STD 001 and IPC A 610. Our IPC-J-STD-001 accredited technicians adhere to NASA work standards KSC-E-165, KSC-GP-864, KSC-STD-132, all required for NASA 8739.4 credentials with other industry-standard certifications.

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Design Engineering

We provide quality in-house design engineering services from up-front analysis to integration, assembly, and test. Our ISO 9001:2015 / AS9100D certified engineering capabilities include the ability to perform initial design concepts or value-add engineering change recommendations to existing engineering. Our multidisciplinary engineering experience and talent cover a broad spectrum of capabilities, enabling an even more comprehensive range of projects. Our design engineering capabilities include:

•	Requirements Definition – Product development and process optimization
•	Verification/Validation (multiple checks and balance) – Meets specification and intended purpose
•	Model Based Systems Engineering – Use of visual modeling vs document-based information exchange
•	3D CAD & 2D Engineering Release – Managing, planning, scheduling, and controlling
•	Test Procedures and Performance – Meets customer driven requirements
•	Operations/Maintenance Manuals – Fully integrated and procedurally driven
•	System Integration – Horizontal sub-system integration approach to projects and programs
•	Design for Life Cycle Cost & Manufacturing – Incorporation of innovative design manufacturing
•	Model Based Data Control – Complex design verification/validation
•	Finite Element and Failure Mode & Effects Analysis
•	Design for Manufacturability

Program Management

We provide Program and Project Management to help improve project performance and provide oversight of complex projects and contracts through day-to-day support and expert knowledge. With a business culture that always puts the customer first, we provide dedicated project management services throughout the lifecycle of our customer’s project or program to ensure the project goes according to schedule. Program management services include:

•	Supply chain management
•	Customer requirement compliance
•	Logistics and configuration management
•	Resource and budget control
•	Schedule

Customer / Market Research

The need to provide commercial testing capabilities in space has been growing for many years and has become a requirement for many innovating companies. According to the Prospectus for the Small Satellite Market, 7th Edition released in April of 2021, Euroconsult anticipates that about 13,910 satellites <500 kg will be launched in the next ten years, according to the 7th edition of its small satellite market report. This total represents a 38% increase over the 10,100 satellites that were expected in its previous edition. The smallsat industry is gearing up for significant expansion in terms of capabilities and demand, with the number of satellites to be launched growing four-fold over 2021-2030, citing growth in manufacturing, launch and operations, and increasing government budgets for space. As the small satellite market grows, the requirement for rapid flight proven testing is becoming more crucial. Although ground-based testing is available, it does not provide a mirrored testing environment for spacecraft and subcomponent testing. We intend to address this need with our Sidus Constellation. Furthermore, customization of the Sidus Constellation with appropriate technology can provide subscription data and imagery services for customers whose needs prompt consideration for a separate constellation. Currently, our core market corresponds most directly with satellite manufacturing and of offering LEO space-as-a-service solutions. However, we believe our addressable market can also continue to expand in similar and adjacent industries such as government and defense manufacturing. We have generated space-related manufacturing revenue since 2012, and we expect to generate revenue from our commercial constellation space offering in Q4 of 2021 as we continue to finalize customers for LizzieSat-1 (LS-1). LS-1 is currently slated to launch in the fourth quarter of 2022 utilizing our SSIKLOPS platform aboard the ISS.

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Sales and Marketing

We plan to market our services to both government and commercial customers. Initially we will leverage our existing relationships to help promote our expanded service offerings. We believe our executive management team has extensive reach in the space and satellite industry.

Our marketing efforts will focus on communicating the benefits of our solutions and educating our customers, the media and analysts about the advantages of our innovative technology. We will strive to raise the awareness of our company, market our products and generate sales leads through industry events, public relations efforts, marketing materials, social media and our website. Attendance at key industry events is an important component of our marketing efforts. Our CEO, Carol Craig, has been invited to speak and participate in panel discussions at industry events and will continue to take advantage of these opportunities to spread awareness of our services. We believe a combination of these efforts strengthens our brand and may enhance our market position in our industry.

Competition

The small satellite services industry at-large is highly competitive but has significant barriers to entry, including the cost and difficulty associated with successfully developing, building, and launching a satellite constellation and obtaining various governmental and regulatory approvals. In addition to cost, there is a significant amount of lead time associated with obtaining the required licenses, building, and launching the satellite constellation, and developing and deploying the ground station technology. We currently face substantial general competition from other service providers that offer a range of space-based data collection options. There are also several competitors working to develop innovative solutions to compete in this industry.

Our Intellectual Property

We continually invest in innovative solutions and as of November 15, 2021 have ten space related patents approved or pending, which ownership was transferred to us by our majority shareholder, Craig Technologies, at no charge. Our patented technologies include a print head for regolith-polymer mixture and associated feedstock for which a notice of allowance was received by us in October 2021; a heat transfer system for regolith which patent expires in June 2039; a method for establishing a wastewater bioreactor environment which patent expires in July 2039; vertical takeoff and landing pad and interlocking pavers to construct same which patent expires in April 2039; and high-load vacuum chamber motion feedthrough systems and methods which patent expires in May 2039.

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We seek to establish and maintain our proprietary rights in our technology and products through a combination of patents, copyrights, trademarks, trade secrets and contractual rights. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures. We have registered a number of patents and trademarks in the United States and in other countries and have a number of patent filings pending determination. There can be no assurance, however, that these rights can be successfully enforced against competitive products in any particular jurisdiction. Although we believe the protection afforded by our patents, copyrights, trademarks, trade secrets and contracts has value, the rapidly changing technology in the satellite and wireless communications industries and uncertainties in the legal process make our future success dependent primarily on the innovative skills, technological expertise and management abilities of our employees rather than on the protections afforded by patent, copyright, trademark and trade secret laws and contractual rights.

Certain of our products include software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our products, we believe, based upon past experience and standard industry practice, that such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all.

The industry in which we compete is characterized by rapidly changing technology, a large number of patents, and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot assure you that our patents and other proprietary rights will not be challenged, invalidated or circumvented, that others will not assert intellectual property rights to technologies that are relevant, or that our rights will give us a competitive advantage. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as the laws of the United States.

The commercial space industry is driven by rapidly changing technologies and innovation, and our success will require significant expenditure in Research and Development to develop new technologies, services, products, and offerings. Thus far, we have not established a Research and Development department, nor have we incurred research and development expenses. We do not currently perform formal R&D and instead we engineer our solutions with additional enhancements and innovations as part of our normal design and engineering efforts. We intend on setting up a formal Research and Development team in the future so we can more easily streamline our new products and get to market faster. If we fail to raise adequate funds to develop a robust Research and Development department and strategy, we will likely be unable to execute on our business plan.

Regulatory

Our business is subject to extensive rules, regulations, statutes, orders and policies imposed by the government in the United States and in foreign jurisdictions.

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International Telecommunications Union (ITU)

We are required to comply with the laws and regulations of, and often obtain approvals from, national and local authorities in connection with our services. As we expand service to additional countries and regions, we will become subject to additional governmental approvals and regulations. We will provide a number of services that rely on the use of radio-frequency spectrum, and the provision of such services is highly regulated. Satellites are to be operated in a manner consistent with the regulations and procedures of the International Telecommunication Union (“ITU”), a specialized agency of the United Nations, which require the coordination of the operation of satellite systems in certain circumstances, and more generally are intended to avoid the occurrence of harmful interference among different users of the radio spectrum.

We have received approval of International Telecommunications Union (ITU) spectrum licensing for both X-Band and S-Band frequencies. We filed for X-Band and S-Band Radio Frequencies licensing in February 2021 and were granted approval through a published filing by the International Telecommunications Union (ITU) on April 4, 2021. The ITU is the specialized agency responsible for principles and licensing of the use of orbit and spectrum. Before a satellite can use the spectrum and orbital resources it needs to fulfil its mission, it requires an associated ‘satellite filing’. The filing is a tool to obtain international recognition of these resources.

International Traffic in Arms Regulations (“ITAR”) and Export Controls

Our business is subject to, and we must comply with, stringent U.S. import and export control laws, including the ITAR and Export Administration Regulations (“EAR”) of the Bureau of Industry and Security of the U.S. Department of Commerce. The ITAR generally restricts the export of hardware, software, technical data, and services that have defense or strategic applications. The EAR similarly regulates the export of hardware, software, and technology that has commercial or “dual-use” applications (i.e., for both military and commercial applications) or that have less sensitive military or space-related applications that are not subject to the ITAR. The regulations exist to advance the national security and foreign policy interests of the U.S.

The U.S. government agencies responsible for administering the ITAR and the EAR have significant discretion in the interpretation and enforcement of these regulations. The agencies also have significant discretion in approving, denying, or conditioning authorizations to engage in controlled activities. Such decisions are influenced by the U.S. government’s commitments to multilateral export control regimes, particularly the Missile Technology Control Regime concerning the spaceflight business.

Many different types of internal controls and measures are required to ensure compliance with such export control rules. In particular, we are required to maintain registration under the ITAR; determine the proper licensing jurisdiction and classification of products, software, and technology; and obtain licenses or other forms of U.S. government authorizations to engage in activities, including the performance by foreign persons, related to and who support our spaceflight business. Under the ITAR, we must receive permission from the Directorate of Defense Trade Controls to release controlled technology to foreign person employees and other foreign persons.

Employees/Human Capital

As of November 15, 2021, we had 35 employees, all of whom are full-time. We are not party to any collective bargaining agreements. Our workforce is concentrated in the “Florida Space Coast,” however we are accustomed to working as a cohesive team with remote workers which should be beneficial as we expand and add employees in different geographical areas nationwide and worldwide. Our management team is comprised of our CEO and four (4) of her direct reports who, collectively, have management responsibility for our business. Our management team places significant focus and attention on matters concerning our human capital assets, particularly our diversity, capability development, and succession planning. Accordingly, we regularly review employee development and succession plans for each of our functions to identify and develop our pipeline of talent.

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Facilities

Our corporate headquarters is located at 150 N. Sykes Creek Parkway, Suite 200 Merritt Island, Florida 32953. We occupy facilities totaling approximately 3500 square feet under a sublease from Craig Technical Consulting, Inc., a principal stockholder and an entity owned and controlled by our Chief Executive Officer, Carol Craig, pursuant to a commercial sublease agreement (the “Lease Agreement”), dated August 1, 2021. The Lease Agreement currently has a 2-year term, with no options to renew. We currently pay $4,570.07 per month plus applicable sales and use tax, which is currently 6.5% in Brevard County. We believe this location is adequate for our current operations and needs.

In addition, our manufacturing spaces are located at 175 Imperial Boulevard, Cape Canaveral, FL 32920 and 400 Central Boulevard, Cape Canaveral, FL 32920. We are under lease agreements with 400 W. Central, LLC for these spaces. The Lease agreements for 175 Imperial Boulevard and 400 W. Central Boulevard currently have concurrent lease terms with one year options that end on May 31, 2024. We pay a combined amount of $$22,877.75 per month plus applicable sales and use tax, which is currently 6.5% in Brevard County. We have a total of 35,700 square feet of leased space in these buildings. We believe our manufacturing spaces are adequate for our current operations and will allow for expected initial growth.

Legal Proceedings

We may be involved from time to time in ordinary litigation, negotiation, and settlement matters that will not have a material effect on our operations or finances. We are not currently party to any material legal proceedings, and we are not aware of any pending or threatened litigation against us that we believe could have a material adverse effect on our business, operating results, or financial condition.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers, directors and director nominees as of the date of this prospectus.

Name	Age	Position
Carol Craig	54	Chairwoman and Chief Executive Officer
Scott Silverman	52	Chief Financial Officer
Jamie Adams	58	Chief Technology Officer and Director Nominee
Dana Kilborne	59	Director Nominee
Cole Oliver	43	Director Nominee
Miguel Valero	58	Director Nominee

Carol Craig. Ms. Craig is the founder of our company and has served as our Chief Executive Officer and Chairwoman since 2014. Ms. Craig is also the founder and Chief Executive Officer of Craig Technical Consulting, Inc., an engineering and technology company since 1999. Ms. Craig graduated from Knox College with a BA in Computer Science and a BS in Computer Science Engineering from University of Illinois. She also has a MS degree in Electrical and Computer Engineering from the University of Massachusetts at Amherst. She is currently pursuing a PhD in Systems Engineering at the Florida Institute of Technology. Carol is a former P-3 Orion Naval Flight Officer and one of the first women eligible to fly in combat. She has served on over 30 boards that include educational, aerospace and defense industry and non-profit organizations. Ms. Craig was selected to serve on our board of directors due to her extensive experience in the space industry and her relationships with key players in commercial space along with her position as CEO.

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Scott Silverman. Mr. Silverman has served as our Chief Financial Officer since August 2021. Mr. Silverman has been the CEO of EverAsia Financial Group, Inc., a business and accounting consulting company, since September 2007. In addition, Mr. Silverman has been CFO of Healthsnap, Inc., a telehealth company, since September 2018. Mr. Silverman is also the CFO of Riverside Miami, LLC, a restaurant and entertainment complex, since January 2019. From December 2018 to September 2020, Mr. Silverman was CFO of Jade Global Holdings, Inc., a jewelry and sales collectible company. Since 2019, Mr. Silverman has been a partner and Chief Financial Officer of VC Capital Management, LLC, a private equity and corporate management firm that focuses its investments in the hospitality, construction, real estate and healthcare sectors. Mr. Silverman is a member of the Board of Directors of China Xiangtai Food Co. Ltd. and is a director elect of Muliang Agritech, Inc.. He has a bachelor’s degree in finance from George Washington University and a Master’s degree in accounting from NOVA Southeastern University.

Jamie Adams. Mr. Adams has served as our Chief Technology Officer since September 2021 and has agreed to become a director upon consummation of this offering. Since June 2015, Mr. Adams has worked for Lockheed Martin, most recently focused on strategic research and development in Lockheed Martin’s Autonomous Systems Group and supported Lockheed Martin’s business areas and mission and fire control (MFC) lines of business programs developing autonomous systems technology in multiple domains (air, land, sea, and space). He joined Lockheed Martin after a distinguished career NASA and Boeing. Mr. Adams’ final assignment at NASA was serving as the Associate Division Chief of NASA Johnson Space Center (JSC) Software, Robotics, and Simulation, Engineering Division.

Dana Kilborne. Ms. Kilborne has agreed to become a director upon consummation of this offering. Ms. Kilborne has been the President and CEO of Cypress Bank & Trust since April 2018 and CEO of Cypress Capital Group since October 2019. She is also a director of both companies. In 2004, she founded another Florida based community bank as President and CEO and sold the company in January 2018. Ms. Kilborne has over thirty years of experience in the financial services industry in Florida. She served as a Director of the Federal Reserve Board of Atlanta Bank, Jacksonville Branch and currently serves on the corporate boards of HealthFirst, Inc., Florida Tech, and NCMIC. She is past Chair of the Economic Development Commission of the Space Coast, and of Holy Trinity Episcopal Academy, where she was also a volunteer teacher. She has served on the board of several community organizations including the East Coast Zoological Society, the Advisory Board of the Bisk College of Business at Florida Tech and many other local not for profit institutions. While in South Florida, she served on the Downtown Development Authority of West Palm Beach and Rosarian Academy and was awarded the Orchid Award by the mayor of West Palm Beach for her leadership in the community. Ms. Kilborne was selected to be a director based on her broad background in finance, accounting, entrepreneurship and governance.

Cole Oliver. Mr. Oliver has agreed to become a director upon consummation of this offering. Mr. Oliver has been an equity partner in the law firm of Rossway Swan Tierney Barry & Oliver since 2010. Prior to beginning in private practice, Mr. Oliver served as a federal law clerk to The Honorable John Antoon, II, United States District Court Middle District of Florida. Currently, Mr. Oliver sits on the Board of Directors for Cypress Capital Group and Cypress Bank & Trust. Additionally, Mr. Oliver remains an active member of the community, currently serving as a Governing Board Member of the St. Johns River Water Management District, a member of the Brevard County Charter Review Commission, and as the Treasurer of the Board of Directors for the Holy Trinity Episcopal Academy. Previously, Mr. Oliver has served as the President of the East Coast Zoological Society and as a Member of the Brevard County Economic Development Commission. He received his B.A. degree from Washington & Lee University as a history major and an MBA with a concentration in finance from Louisiana State University. Additionally, Mr. Oliver earned his J.D. degree from the University of Florida, graduating magna cum laude and serving as the Editor in Chief of the Florida Law review. Mr. Oliver was selected to serve on our board of directors due to his extensive legal experience and his involvement and understanding of the impact of the space industry on local, federal and global economies.

Miguel Valero. Mr. Valero has agreed to become a director upon consummation of this offering. Since August 2007, Mr. Valero has been managing partner with Détente LLC, a strategy and financial advisory firm that focuses on technology associated with telecommunications, satellites, and space. He has worked for Lockheed Martin, Boeing Satellite Systems (formerly Hughes Communications), and Motorola in various executive positions. Miguel holds a BSEE in electronics and telecommunications. Miguel was selected to serve on our board of directors due to his extensive experience in the space industry and his relationships with key players in commercial space.

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Family Relationships

There are no family relationships among any of our executive officers or directors.

Director Independence

Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that upon consummation of this offering, each of Dana Kilborne, Cole Oliver and Miguel Valero will be an “independent director,” as defined under the Nasdaq rules.

Controlled Company Exception

After the consummation of this offering, CTC will, in the aggregate, have more than 50% of the combined voting power for the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iv) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. We do not intend to rely on the foregoing exemptions provided to controlled companies under the Nasdaq rules. Carol Craig, our Chairwoman and Chief Executive Officer, is the sole owner of CTC. See “Risk Factors—Risks Related to Our Relationship with Craig Technical Consulting, Inc.” for additional information.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee and compensation committee. Our entire board of directors will serve in place of a nominating and corporate governance committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	Approving and retaining the independent auditors to conduct the annual audit of our financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approving audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

●	reviewing and approving transactions between us and our directors, officers and affiliates;

●	establishing procedures for complaints received by us regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

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Upon the consummation of this offering, our audit committee will consist of Dana Kilborne, Cole Oliver and Miguel Valero, with Ms. Kilborne serving as chair. Our board of directors has affirmatively determined that Ms. Kilborne and Messrs. Oliver and Valero each meet the definition of “independent director” under the Nasdaq rules, and that they meet the independence standards under Rule 10A-3. Each member of our audit committee meets the financial literacy requirements of the Nasdaq rules. In addition, our board of directors has determined that Ms. Kilborne will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.sidusspace.com concurrently with the consummation of this offering.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and recommending the compensation arrangements for management, including the compensation for our president and chief executive officer;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administering our stock incentive plans; and

●	preparing the report of the compensation committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our compensation committee will consist of Dana Kilborne, Cole Oliver and Miguel Valero, with Mr. Valero serving as chair. Our board has determined that Ms. Kilborne and Messrs. Oliver and Valero are independent directors under Nasdaq rules. Our board of directors will adopt a written charter for the compensation committee, which will be available on our principal corporate website at www.sidusspace.com concurrently with the consummation of this offering.

Nominating and Governance

The members of our nominating and governance committee are Dana Kilborne, Cole Oliver and Miguel Valero. Mr. Oliver serves as the chairperson of the committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by stockholders and recommending to the board director nominees for each annual meeting of stockholders and for election to fill any vacancies on the board, (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies, (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance, (iv) overseeing compliance with our code of ethics, and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors (other than those proposed by our stockholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources—members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

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Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.sidusspace.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the code.

Limitations on Liability and Indemnification Matters

Our Amended and Restated Certificate of Incorporation, as amended, contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Amended and Restated Certificate of Incorporation, as amended, provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws to be in effect upon the closing of this offering will provide that we are required to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws will also provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our Amended and Restated Bylaws will also provide our board of directors with discretion to indemnify our other officers and employees when determined appropriate by our board of directors. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to obtain customary directors’ and officers’ liability insurance upon consummation of this offering.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws to be in effect upon the closing of this offering may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

Carol Craig, our founder and CEO, waived salary compensation from inception through December 31, 2020. On September 15, 2021, Ms. Craig began receiving compensation in the amount of $125,000 per year.

Outstanding Equity Awards at December 31, 2020

There were no outstanding equity awards as of December 31, 2020.

Non-Employee Director Compensation

There were no non-employee directors in 2020.

Employment Agreements

Carol Craig Employment Agreement

Upon closing of this offering, we intend to enter into an employment agreement with Ms. Craig, pursuant to which Ms. Craig serves as our Founder and Chief Executive Officer. Ms. Craig’s employment agreement provides for an annual base salary of $125,000 and provides that Ms. Craig will be eligible for an annual discretionary bonus, with a target equal to 100% of her base salary, based on the achievement of certain performance objectives established by our Board of Directors. Ms. Craig’s employment agreement contains standard non-competition and non-solicitation provisions. Ms. Craig is also eligible to receive additional equity-based compensation awards as the Company may grant from time to time. Ms. Craig’s employment agreement further provides for standard expense reimbursement, vacation time and other standard executive benefits.

Pursuant to Ms. Craig’s employment agreement, in the event her employment is terminated without cause, due to a non-renewal by the Company, or if she resigns for “good reason” (in each case, other than within twelve (12) months following a change in control), Ms. Craig is entitled to (i) a cash payment equal to five (5) times the sum of her (x) annual base salary and (y) target bonus in effect on her last day of employment; (ii) continuation of health benefits for a period of 24 months; (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iv) a lump sum payment equal to the amount of annual bonus that was accrued through the date of termination for the year in which employment ends; and (v) subject to Ms. Craig’s compliance with her restrictive covenants, the outstanding and unvested portion of any time-vesting equity award that would have vested during the one (1) year period following Ms. Craig’s termination had she remained an employee shall automatically vest upon his termination date.

In the event that Ms. Craig’s employment is terminated due to her death or disability, she will be entitled to receive (i) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (ii) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends; and (iii) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to her by the Company.

In the event that Ms. Craig’s employment is terminated due to her non-renewal or resignation without “good reason,” she will be entitled to receive a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination.

In the event that Ms. Craig’s employment is terminated by the Company without cause, due to non-renewal by the Company, or if she resigns for “good reason,” in each case within twelve (12) months following a change in control, Ms. Craig is entitled to (i) a cash payment equal to ten (10) times the sum of her (x) annual base salary and (y) target bonus in effect on her last day of employment; (ii) continuation of health benefits for a period of 24 months; (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iv) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends prior to the date of termination; and (v) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to her by the Company.

Consulting Agreement

On August 21, 2021, we entered into a consulting agreement with EverAsia Financial Group, Inc. pursuant to which Scott Silverman is engaged as our Chief Financial Officer at a rate of $7,500 per month. The term of the agreement is for one (1) year and shall automatically renew for three (3) month renewal terms after the first year. The renewal term can be terminated by us or Mr. Silverman upon 30 days written notice to the other party. In the event of non-payment, Mr. Silverman shall have the right to terminate the agreement upon 15 days notice. In the event we terminate the agreement without cause, Mr. Silverman shall be paid any and all unpaid expenses and an early termination fee equal to two (2) months of consulting fees. In the event Mr. Silverman is terminated for cause, we shall pay him all consulting fees and unpaid expenses due and payable through the date of termination.

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Sidus Space, Inc. 2021 Omnibus Equity Incentive Plan

In connection with this offering, and as approved by our Board of Directors, we will adopt a new comprehensive equity incentive plan, the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”).

Authorized Shares. A total of 1,250,000 shares of our common stock were originally reserved for issuance pursuant to the 2021 Plan.

Types of Awards. The 2021 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards.

Administration. The 2021 Plan will be administered by our board of directors, or if our board of directors does not administer the 2021 Plan, a committee or subcommittee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our board of directors or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2021 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2021 Plan, provided that, subject to the equitable adjustment provisions described below, the plan administrator will not have the authority to reprice or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

The 2021 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs may be granted under the 2021 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2021 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting, but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options. Incentive stock options and non-statutory stock options may be granted under the 2021 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Internal Revenue Code. A non-statutory stock option under the 2021 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the 2021 Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

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The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the administrator in its sole discretion, (i) through any cashless exercise procedure approved by the administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights. SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2021 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards. The administrator may grant other stock-based awards under the 2021 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2021 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2021 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2021 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

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Change in Control. The 2021 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2021 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2021 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2021 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2021 Plan

The 2021 Plan provides our board of directors with authority to amend, alter or terminate the 2021 Plan, but no such action impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2021 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

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Clawback

If we are required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2020 and 2019 to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. We are not otherwise a party to a current related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Our corporate headquarters is located at 150 N. Sykes Creek Parkway, Suite 200 Merritt Island, Florida 32953. We occupy facilities totaling approximately 3500 square feet under a sublease from Craig Technical Consulting, Inc., a principal stockholder and an entity owned and controlled by our Chief Executive Officer, Carol Craig (“CTC”), pursuant to a commercial sublease agreement (the “Lease Agreement”), dated August 1, 2021. The Lease Agreement currently has a 2-year term, with no options to renew. We currently pay $4,570.07 per month plus applicable sales and use tax, which is currently 6.5% in Brevard County.

As of December 31, 2020 and 2019, we owed $7,302,422 and $5,746,491 to CTC. The loan is unsecured, due on demand and non-bearing-interest.

On May 1, 2021, CTC forgave $3,392,294 in principal amount owed to it by us. The forgiven debt was accounted for as contributed capital.

In addition, on May 1, 2021, we converted $4 million in intercompany accounts receivable owed to CTC into a related party note payable (the “Note”) which included $1.4 million in loans (the “Decathlon Note”) to CTC by Decathlon Alpha IV, L.P., or Decathlon. The principal balance of this Note outstanding (together with any accrued, but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), and matures on September 30, 2025, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021.

On December 3, 2021, we entered into a Loan Assignment and Assumption Agreement, or Loan Assignment, with Decathlon and CTC pursuant to which we assumed the Decathlon Note. In connection with our assumption of the Decathlon Note, CTC reduced the principal of the Note by the same amount. Management believes that the assumption of the Decathlon Note from CTC is in our best interests because in connection therewith, Decathlon released us from a cross-collateralization agreement it was a party to with CTC for a loan of a greater amount. Also in connection with the Loan Assignment on December 3, 2021, we entered into a Revenue Loan and Security Agreement, or RLSA, with Decathlon and our CEO, Carol Craig, pursuant to which we pay interest based on a minimum rate of 1 times the amount advanced and make monthly payments based on a percentage of our revenue calculated as an amount equal to the product of (i) all revenue for the immediately preceding month multiplied by (ii) the Applicable Revenue Percentage, defined as 4% of revenue for payments due during any month. The Decathlon Note is secured by our assets and is guaranteed by CTC and matures the earliest of: (i) December 9, 2023, (ii) immediately prior to a change of control, or (iii) upon an acceleration of the obligations due to a default under the RLSA.

Indemnification Agreements

In connection with this offering, we will enter into indemnification agreements with each of our directors and executive officers. These indemnification agreements will provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Delaware law. See “Description of Share Capital—Indemnification of Directors and Officers” for additional information regarding indemnification under Delaware law and our amended and restated by-laws.

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Related Person Transaction Policy

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. We expect to adopt a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock as of November 15, 2021 by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of November 15, 2021, pursuant to the exercise of options or warrants or conversion of preferred stock or convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 3,200,000 and 10,000,000 shares of Class A common stock and Class B common stock issued and outstanding, respectively, as of November 15, 2021 and 6,200,000 and 10,000,000 shares of Class A common stock and Class B common stock, issued and outstanding, respectively, after the completion of this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Sidus Space, Inc., 150 N. Sykes Creek Parkway, Suite 200, Merritt Island, Florida 32953.

	Number of Shares of Class A Beneficially Owned	Number of Shares of Class B Beneficially Owned	Percentage of Common Stock Beneficially Owned
Name of Beneficial Owner	Prior to Offering	Prior to Offering	Before Offering	After Offering
Directors and Executive Officers:
Carol Craig(1)	-	10,000,000	96.9	94.2
Scott Silverman	-	-
Jamie Adams	-	-
Dana Kilborne	-	-
Cole Oliver	-	-
Miguel Valero	-	-
Directors and Executive Officers as a group (6 persons)	-	10,000,000	96.9	94.2

5% or Greater Stockholders:
Craig Technical Consulting, Inc.	-	10,000,000	96.9	94.2

(1)	Carol Craig is the sole owner of Craig Technical Consulting, Inc. and has beneficial ownership of the Class B shares of common stock held by Craig Technical Consulting, Inc.

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DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 115,000,000 shares, consisting of 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of November 15, 2021, there were 3,200,000 shares of Class A common stock, 10,000,000 shares of Class B common stock and no shares of preferred stock issued and outstanding.

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws to be effective upon the completion of this offering is only a summary. You should also refer to our Amended and Restated Certificate of Incorporation, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Amended and Restated Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Class A Common Stock and Class B Common Stock

We have authorized Class A common stock and Class B common stock.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Class A common stock and Class B common stock are entitled to share equally, identically, and ratably, on a per share basis, with respect to any dividend or distribution of cash or property paid or distributed by us if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our Class A common stock are entitled to one vote for each share and holders of our Class B common stock are entitled to ten votes per share, on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class if (i) we were to seek to amend our certificate of incorporation to increase or decrease the aggregate number of authorized shares of such class or to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; or (ii) we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Our certificate of incorporation will not provide for cumulative voting for the election of directors.

See the section titled “Risk Factors—Risks Relating to Our Initial Public Offering and Ownership of Our Common Stock—The dual-class structure of our common stock as contained in our amended and restated certificate of incorporation has the effect of concentrating voting control with those stockholders who held our capital stock prior to this offering, including our directors, executive officers and their respective affiliates. This ownership will limit or preclude your ability to influence corporate matters, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions requiring stockholder approval, and that may adversely affect the trading price of our Class A common stock” for a description of the risks related to the dual-class structure of our common stock.

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Conversion

Each outstanding share of Class B common stock will be convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain permitted transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or their family members, and partnerships, corporations and other entities exclusively owned by the stockholder or their permitted transferees.

Change of Control Transactions

The holders of Class A common stock and Class B common stock will be treated equally, identically and ratably, on a per share basis, on (a) the sale, lease, exclusive license, exchange, or other disposition of all or substantially all of our property and assets, (b) the merger, consolidation, business combination, or other similar transaction with any other entity, which results in the voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than fifty percent of the total voting power represented by our voting securities and less than fifty percent of our total number of outstanding shares of capital stock, in each case as outstanding immediately after such merger, consolidation, business combination or other similar transaction, and (c) a recapitalization, liquidation, dissolution, or other similar transaction which results in the voting securities outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than fifty percent of the total voting power represented by our voting securities and less than fifty percent of our total number of outstanding shares of capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction.

Subdivisions and Combinations

If we subdivide or combine in any manner outstanding shares of Class A common stock or Class B common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner.

No Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described above.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our Class B common stock are, and the shares of our Class A common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

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Preferred Stock

Our board of directors have the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock following this offering.

Options

Our 2021 Equity Incentive Plan provides for us to sell or issue shares restricted shares of Class A common stock, or to grant incentive stock options or nonqualified stock options, stock appreciation rights and restricted stock unit awards for the purchase of shares of Class A common stock, to employees, members of the board of directors and consultants. As of September 30, 2021, no options to purchase shares of Class A common stock were outstanding. For additional information regarding the terms of the 2021 Plan, see “Executive and Director Compensation - Sidus Space, Inc. 2021 Equity Incentive Plan.”

Exclusive Forum

Our Amended and Restated Certificate of Incorporation, as amended, provides that unless we consent in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Amended and Restated Certificate of Incorporation, as amended, or our Amended and Restated Bylaws to be effective upon completion of this offering, or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Additionally, our Amended and Restated Certificate of Incorporation, as amended, provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Securities Exchange Act of 1934, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Anti-Takeover Effects of Delaware law and Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws

The provisions of Delaware law, our Amended and Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws to be adopted upon the closing of this offering, described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Board of Directors Vacancies

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution of the majority of the incumbent directors.

Stockholder Action; Special Meeting of Stockholders

Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that our stockholders may not take action by written consent. Our Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws further provide that special meetings of our stockholders may be called by a majority of the board of directors, the Chief Executive Officer, or the Chairman of the board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a public announcement of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

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Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by the Nasdaq Capital Market or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC.

Stock Market Listing

We have been approved to have our shares of Class A common stock listed on The Nasdaq Capital Market under the symbol “SIDU.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and a liquid trading market for our Class A common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our Class A common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Only a limited number of shares of our Class A common stock will be available for sale in the public market for a period of several months after completion of this offering due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our Class A common stock. Although we have been approved to have our Class A common stock listed on The Nasdaq Capital Market, we cannot assure you that there will be an active market for our Class A common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock outstanding after this offering will be subject to a -day lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our Class A common stock. Subject to the lock-up agreements described below, those persons may sell shares of our Class A common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

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Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our Class A common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our Class A common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our Class A common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our Class A common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701 and until expiration of the -day lock-up period described below.

SELLING STOCKHOLDERS

                This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to an aggregate of 200,000 shares of our Class A common stock (the “Resale Shares”). The selling stockholders have expressed an intent not to sell stock concurrently with the initial public offering.

                The transactions by which the selling stockholders acquired their securities from us were exempt under the registration provisions of the Securities Act.

                The Resale Shares referred to above are being registered to permit public sales of the Resale Shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.

                The table below sets forth certain information regarding the selling stockholders and the Resale Shares offered in this prospectus. The selling stockholders have had no material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities.

                Beneficial ownership is determined in accordance with the rules of the SEC. The selling shareholders’ percentage of ownership of our outstanding shares in the table below is based, as applicable, upon 3,200,000 shares of Class A common stock issued and outstanding as of November 15, 2021 and upon our issuance of an estimated 3,000,000 shares in our initial public offering to occur concurrent with the start of the offering by the selling shareholders.

Name of Selling Stockholder	Number of Shares of Class A Common Stock Beneficially Owned Before this Offering(1)	Percentage of Class A Common Stock Beneficially Owned Before this Offering	Shares of Class A Common Stock Offered in this Offering	Shares of Class A Common Stock Beneficially Owned After this Offering(2)	Percentage of Class A Common Stock Beneficially Owned After this Offering(2)
AOS Holdings, LLC	50,000	1.6	3,333	46,667	*
BaseStones, Inc.	200,000	6.25	13,333	186,667	3.0
Gerald Belanger	25,000	*	1,667	23,333	*
Castle Rising Media Co.	25,000	*	1,667	23,333	*
Daniel Vincent	75,000	2.3	5,000	70,000	1.1
Collin Eardley	100,000	3.1	6,666	93,334	1.5
Esports Group Inc.	100,000	3.1	6,666	93,334	1.5
Bryan Henry	25,000	*	1,667	23,333	*
Laura Jensen	650,000	20.3	43,334	606,666	9.8
Karmic Payback, LLC	262,000	8.2	17,467	244,533	3.9
Derek Kennedy	25,000	*	1,667	23,333	*
Kerry Kennedy	115,000	3.6	7,667	107,333	1.7
Matthew Lewis	25,000	*	1,667	23,333	*
Jordan Lutz	25,000	*	1,667	23,333	*
Michael McAleer	50,000	1.6	3,333	46,667	*
Susana Ng	25,000	*	1,667	23,333	*
Oleta Investments, LLC	667,000	20.8	44,466	622,534	10.0
Robert Oliver	125,550	3.9	8,370	117,180	1.9
Jaskaran Parmar	25,000	*	1,667	23,333	*
Richard Allen Sanders and Marlayna Glynn JTWROS	53,500	1.7	3,567	49,933	*
Roy Earl Mullin and Carol Diana Mullin JTWROS	27,000	*	1,800	25,200	*
Roy Earl Mullin IRA	24,950	*	1,663	23,287	*
Stock Loan Solutions	100,000	3.1	6,666	93,334	1.5
Vertical Holdings, LLC	200,000	6.25	13,333	186,667	3.0

* less than 1%

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 ____________

(1)

Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of Class A common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in the footnotes to the table.

(2)

Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all Resale Shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our Class A common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, each selling stockholder may sell all, some or none of the Resale Shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our Class A common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership, or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

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●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code; or

●	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership) if you are any holder other than:

●	an individual citizen or resident of the U.S. (for U.S. federal income tax purposes);

●

a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●

a trust (x) whose administration is subject to the primary supervision of a U.S. court, and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.

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Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our Class A common stock and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the U.S.) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Class A Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

●

the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the U.S.);

●

you are a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●

our Class A common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our Class A common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded Class A common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

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If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our Class A common stock beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 28% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act, or FATCA, imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Class A common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Class A common stock, and under current transition rules, are expected to apply with respect to the gross proceeds from the sale or other disposition of our Class A common stock on or after January 1, 2019. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

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Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

                The selling stockholders may, from time to time, sell any or all of their Resale Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the Resale Shares are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Resale Shares may be sold in one or more transactions at a price of $5.00 per share until our shares are listed on The Nasdaq Capital Market and thereafter at prevailing market prices or privately negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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                The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. In general, a person who has beneficially owned restricted shares of our common stock for at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the three months preceding the sale.

                The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

                Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the Resale Shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of the Resale Shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Shares if liabilities are imposed on that person under the Securities Act.

                In connection with the sale of the Resale Shares, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our Class A common stock in the course of hedging in positions they assume. The selling stockholders may also sell Resale Shares short and deliver shares of our Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge the Resale Shares to broker-dealers that in turn may sell such shares.

                The selling stockholders may from time to time pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

                The selling stockholders also may transfer the Resale Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Resale Shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

                The selling stockholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be an “Underwriter” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Resale Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Resale Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the Resale Shares registered pursuant to the registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the Resale Shares outside of the ordinary course of business or, at the time of the purchase of the Resale Shares, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

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                We are required to pay all fees and expenses incident to the registration of the Resale Shares. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the Resale Shares, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the Resale Shares, they will be subject to the prospectus delivery requirements of the Securities Act.

                The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Resale Shares and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the Resale Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in passive market-making activities with respect to the Resale Shares. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

                Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

                Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The financial statements of Sidus Space, Inc. as of December 31, 2020 and 2019 and for each of the years then ended included in this Registration Statement, of which this prospectus forms a part, have been so included in reliance on the report of BF Borgers CPA PC, an independent registered public accounting firm [(the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern)] appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our Class A common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

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 INDEX TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

SIDUS SPACE, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Sidus Space, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sidus Space, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Served as Auditor since 2021

Lakewood, CO

November 22, 2021

F-2

SIDUS SPACE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2020	2019
Assets
Current assets
Cash	$20,162	$57,325
Accounts receivable, net	166,450	236,761
Accounts receivable - related party, net	175,769	249,168
Inventory	205,942	150,113
Prepaid and other current assets	14,294	2,537
Total current assets	582,617	695,904

Property and equipment, net	952,198	1,319,546
Operating lease right-of-use assets	297,555	411,407
Other	12,486	12,486
Total Assets	$1,844,856	$2,439,343

Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$260,191	$682,079
Accounts payable - related party	-	162,934
Due to shareholder	7,302,422	5,746,491
Notes payable	338,311	63,426
Operating lease liability	121,613	116,318
Finance lease liability	73,184	252,495
Total Current Liabilities	8,095,721	7,023,743

Notes payable - non-current	-	16,266
Operating lease liability - non-current	185,210	306,823
Finance lease liability - non-current	149,385	135,065
Total Liabilities	8,430,316	7,481,897

Stockholder’s Deficit
Preferred Stock: 1,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common Stock: 35,000,000 shares authorized; $0.0001 par value;
Class B Common Stock: 10,000,000 shares authorized; $0.0001 par value; 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	5,083,280	5,083,280
Accumulated deficit	(11,669,740)	(10,126,834)
Total Stockholder’s Deficit	(6,585,460)	(5,042,554)
Total Liabilities and Stockholder’s Deficit	$1,844,856	$2,439,343

The accompanying notes are an integral part of these Consolidated financial statements

F-3

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2020	2019

Revenue	$1,631,413	$2,684,148
Revenue - related party	175,769	114,121
Cost of revenue	1,786,410	3,009,529
Gross profit (loss)	20,772	(211,260)

Operating expenses
General and administrative	1,553,909	1,694,138
Total operating expenses	1,553,909	1,694,138

Net loss from operations	(1,533,137)	(1,905,398)

Other income (expense)
Other income	10,000	12,935
Other expense	(1,500)	-
Interest expense	(18,269)	(36,248)
Total other expense	(9,769)	(23,313)

Loss before income taxes	(1,542,906)	(1,928,711)
Provision for income taxes	-	-
Net loss	$(1,542,906)	$(1,928,711)

Basic and diluted loss per Common Share	$(0.15)	$(0.19)
Basic and diluted weighted average number of common shares outstanding	10,000,000	10,000,000

The accompanying notes are an integral part of these Consolidated financial statements

F-4

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT

			Additional
	Class B Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2018	10,000,000	$1,000	$5,083,280	$(8,198,123)	$(3,113,843)

Net loss	-	-	-	(1,928,711)	(1,928,711)
Balance - December 31, 2019	10,000,000	$1,000	$5,083,280	$(10,126,834)	$(5,042,554)

Net loss	-	-	-	(1,542,906)	(1,542,906)
Balance - December 31, 2020	10,000,000	$1,000	$5,083,280	$(11,669,740)	$(6,585,460)

The accompanying notes are an integral part of these Consolidated financial statements.

F-5

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2020	2019

Cash Flows From Operating Activities:
Net loss	$(1,542,906)	$(1,928,711)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	466,836	466,805
Bad debt	-	5,826
Lease liability amortization	(2,466)	1,389
Changes in operating assets and liabilities:
Accounts receivable	143,710	(145,336)
Inventory	(55,829)	13,475
Prepaid expenses and other assets	(11,757)	16,445
Accounts payable and accrued liabilities	(584,822)	374,322
Net Cash used in Operating Activities	(1,587,234)	(1,195,785)

Cash Flows From Investing Activities:
Purchase of property and equipment	(4,508)	(5,450)
Net Cash used in Investing Activities	(4,508)	(5,450)

Cash Flows From Financing Activities:
Due to shareholder	1,555,931	1,587,878
Proceeds from notes payable	322,045	-
Repayment of notes payable	(63,426)	(60,883)
Payment of lease liabilities	(259,971)	(274,185)
Net Cash provided by Financing Activities	1,554,579	1,252,810

Net change in cash	(37,163)	51,575
Cash, beginning of period	57,325	5,750
Cash, end of period	$20,162	$57,325

Supplemental cash flow information
Cash paid for interest	$15,854	$36,248
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Finance lease asset	$94,980	$-

The accompanying notes are an integral part of these Consolidated financial statements.

F-6

SIDUS SPACE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Note 1. Organization and Description of Business

Organization

Sidus Space Inc. (“Sidus”, “we”, “us” or the “Company”), was formed as Craig Technologies Aerospace Solutions, LLC, in the state of Florida, on July 17, 2012. On April 16, 2021, the Company filed a Certificate of Conversion to register and incorporate with the state of Delaware and on August 13, 2021 changed the company name to Sidus Space, Inc.

The company is a Space-as-a-Service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We have nine (9) years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware. We support Commercial Space, Aerospace, Defense, Underwater Marine and other commercial and government customers. Our services include Multidisciplinary Design Engineering, Precision CNC Machining and Fabrication, Swiss Screw Machining, American Welding Society (AWS) Certified Welding and Fabrication, Electrical and Electronic Assemblies, Wire Cable harness Fabrication, 3D Composite and Metal Printing, Satellite Manufacturing, Satellite Payload Integration and Operations Support, Satellite Deployment and Microgravity testing and Research. We are building an all-inclusive space-as-a-service platform for the global space economy. Carol Craig, the founder and CEO of Sidus, has also built her namesake firm Craig Technologies into a multi-million dollar revenues aerospace and defense contracting company recognized throughout the U.S. government and commercial space industries, backed with proven experience in catalyzing the design, development, and commercialization of new and innovative space technologies and services through aerospace and defense partnerships and collaborations. We are developing and plan to launch 100 kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a plug-and-play operating system for space, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things.

Note 2. Summary of Signification Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.

Principles of Consolidation

The consolidated financial statements include the variable interest entity (“VIE”), Aurea Alas Limited (“Aurea”), of which we are the primary beneficiary. Aurea is a Limited company organized in the Isle of Man, which entered into a license agreement with a third party vendor, whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. All intercompany transactions and balances have been eliminated on consolidation.

For entities determined to be VIEs, an evaluation is required to determine whether the Company is the primary beneficiary. The Company evaluates its economic interests in the entity specifically determining if the Company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance (“the power”) and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE (“the benefits”). When making the determination on whether the benefits received from an entity are significant, the Company considers the total economics of the entity, and analyzes whether the Company’s share of the economics is significant. The Company utilizes qualitative factors, and, where applicable, quantitative factors, while performing the analysis.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

F-7

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company had no cash equivalents at December 31, 2020 and 2019.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

During the year ended December 31, 2020 and 2019, the Company recorded bad debt of $0 and $5,826, respectively.

Intangible Assets

The cost of intangible assets with determinable useful lives is capitalized and amortized in accordance with our Capitalization Policy to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangibles with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships, brands and other non-contractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 30 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and lives of intangible assets with determinable lives may be adjusted.

Inventory

Inventory consists of work in progress and consists of estimated revenue calculated on a percentage of completion based on direct labor and materials in relation to the total contract value. The Company does not maintain raw materials nor finished goods.

Property and Equipment

Property and equipment, consisting mostly of plant and machinery, motor vehicles and computer equipment, is recorded at cost reduced by accumulated depreciation and impairment, if any. Depreciation expense is recognized over the assets’ estimated useful lives of three - ten years using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

F-8

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, and loans payable, are carried at historical cost. At December 31, 2020 and 2019, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Revenue Recognition

Revenues from fixed price contracts that are still in progress at month end are recognized on the percentage-of-completion method, measured by the percentage of total costs incurred to date to the estimated total costs for each contract. This method is used because management considers total costs to be the best available measure of progress on these contracts. Revenue from fixed price contracts and time-and-materials contracts that are completed in the month the work was started are recognized when the work is shipped.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Cost of revenue

Costs are recognized when incurred. Cost of revenue consists of direct labor, subcontract, materials, depreciation on machinery and equipment, and other direct costs.

Net Income (Loss) Per Share of Common Stock

The Company has adopted ASC Topic 260, ”Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common stock issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the years ended December 31, 2020 and 2019, respectively.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

F-9

Income Taxes

No provision for federal income taxes for the years ended December 31, 2020 and 2019, respectively, is necessary in the financial statements of the partnership for tax purposes and therefore it is not subject to federal income tax and the tax effect of its activities accrues to the members. In certain circumstances, partnerships may be held to be associations taxable as corporations. The IRS has issued regulations specifying circumstances under current law when such a finding may be made, and management, based on those regulations that the partnership is not an association taxable as a corporation. A finding that the partnership is an association taxable as a corporation could have a material adverse effect on the financial position and results of operations of the partnership.

Related Parties

The Company follows ASC 850, ”Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions and balances.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We will adopt the new standard effective January 1, 2021 and do not expect the adoption of this guidance to have a material impact on our financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Note 3. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of December 31, 2020, had limited gross profit and incurred a loss from operations for the year ended December 31, 2020. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its common stock, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements and will have to rely on advances from a minority stockholder and our officer. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

Note 4. Variable Interest Entity

The consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary, and on August 26, 2020, the Company entered into a licensing agreement with Aurea. Aurea is a Limited company organized in the Isle of Man, which entered into a license agreement with a third party vendor, whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company is responsible for 100% of the operations of Aurea and derives 100% of the net profits or losses derived from the business operations. The assets, liabilities and the operations of Aurea from the date of inception (July 20, 2020), were included in the Company’s consolidated financial statements.

Through a declaration of trust, 100% of the voting rights of Aurea’s shareholders have been transferred to the Company so that the Company has effective control over Aurea and has the power to direct the activities of Aurea that most significantly impact its economic performance. There are no restrictions on the consolidated VIE’s assets and on the settlement of its liabilities and all carrying amounts of VIE’s assets and liabilities are consolidated with the Company’s financial statements.

If facts and circumstances change such that the conclusion to consolidate the VIE has changed, the Company shall disclose the primary factors that caused the change and the effect on the Company’s financial statements in the periods when the change occurs.

As of December 31, 2020, Aurea’s assets and liabilities are as follows:

December 31,
2020
Assets
Cash	$6,348
Prepaid and other current assets	4,593
$10,941

Liabilities
Accounts payable and other current liabilities	$6,559

For the period from inception (July 20, 2021) through December 31, 2020, Aurea’s net loss was $9,726.

F-10

Note 5. Property and Equipment

At December 31, 2020 and 2019, property and equipment consisted of the following:

	December 31,	December 31,
	2020	2019
Office equipment	$17,061	$17,061
Vehicle	28,143	28,143
Software	80,362	109,800
Machinery	3,254,994	3,155,507
Leasehold improvements	184,890	184,890
	3,565,450	3,495,401
Accumulated depreciation	(2,613,252)	(2,175,855)
Property and equipment, net of accumulated depreciation	$952,198	$1,319,546

Depreciation expense of property and equipment for the years ended December 31, 2020 and 2019 is $466,836 and $466,805, respectively.

During the years ended December 31, 2020 and 2019, the Company purchased assets of $4,508 and $5,450, respectively.

Note 6. Accounts payable and other current liabilities

At December 31, 2020 and 2019, Accounts payable and other current liabilities consisted of the following:

	December 31,	December 31,
	2020	2019

Accounts payable	$63,044	$405,158
Payroll liabilities	110,710	145,856
Credit cards	82,387	129,761
Other payable	1,635	25,942
Accrued interest	2,415	-
	$260,191	$682,079

F-11

Note 7. Leases

Operating lease

We have a noncancelable operating lease entered into in November 2016 for our office facility that expires in July 2021. The operating lease has renewal options to May 2023. We had operating lease entered into in 2018 for our storage that expired in December 2019. We had also noncancelable operating leases entered in 2018 for a storage and real property that expired in December 2019.

We recognized total lease expense of approximately $138,474 and $229,302 for the years ended December 31, 2020 and 2019, respectively, primarily related to operating lease costs paid to lessors from operating cash flows. As of December 31, 2020 and 2019, the Company recorded security deposit of $10,000.

Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at December 31, 2020 were as follows:

Total
Year Ended December 31,
2021	$132,339
2022	134,268
2023	56,520
Thereafter	-
323,127
Less: Imputed interest	(16,304)
Operating lease liabilities	306,823

Operating lease liability - current	121,613
Operating lease liability - non-current	$185,210

The following summarizes other supplemental information about the Company’s operating lease as of December 31, 2020:

Weighted average discount rate	4.46%
Weighted average remaining lease term (years)	2.41

Finance lease

The Company leases machinery and office equipment under non-cancellable finance lease arrangements. The term of those capital leases is at the range from 59 months to 83 months and annual interest rate is at the range from 4% to 6%.

F-12

At December 31, 2020, future minimum lease payments under the finance lease obligations, are as follows:

Total
2021	$81,661
2022	58,019
2023	50,682
2024	15,732
2025	15,732
Thereafter	22,286
244,112
Less: Imputed interest	(21,543)
Finance lease liabilities	222,569

Finance lease liability	73,184
Finance lease liability - non-current	$149,385

As of December 31, 2020 and 2019, finance lease assets are included in property and equipment as follows:

	December 31,	December 31,
	2020	2019
Machinery	$888,783	$1,734,772
Accumulated depreciation	(544,860)	(814,844)
Finance lease assets, net of accumulated depreciation	$343,923	$919,928

During the years ended December 31, 2020 and 2019, the Company recoded depreciation of finance lease assets of $166,676 and $252,857 and interest expense of finance lease of $13,770 and $25,070, respectively.

Note 8. Notes Payable

PPP Loan

On April 14, 2020, the Company borrowed a loan in the amount of $322,045 pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contains events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest, and rent expenses. During the year ended December 31, 2020, the Company recorded interest expense of $2,415.

In February 2021, the U.S. Small Business Administration has remitted to the Lender the principal and interest for forgiveness of the Borrower’s PPP Loan.

F-13

Loan payable

The Company borrowed $297,250 to purchase machinery in May 2016 and repaid $63,426 and $60,883 for the years ended December 31, 2020 and 2019, respectively. The maturity date of this loan is in March 2021 and annual interest rate is 4.098%.

At December 31, 2020 and 2019, the Company had loan payable current of $16,266 and $63,426 and loan payable non-current of $0 and $16,266, respectively.

Note 9. Related Party Transactions

Revenue and Accounts receivable

The Company recognized revenue of $175,769 and $114,122 for the years ended December 31, 2020 and 2019 and accounts receivable of $175,769 and $249,168 as of December 31, 2020 and 2019, respectively, from contracts entered into by Craig Technical Consulting, Inc, its majority shareholder, and subcontracted to the Company for four customers.

Due to shareholder

As of December 31, 2020 and 2019, the Company owed $7,302,422 and $5,746,491 to Craig Technical Consulting, Inc.. The loan is unsecured, due on demand and non-bearing-interest.

Note 10. Commitments and Contingencies

Covid-19

A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in markets served. The Company has instituted some and may take additional temporary precautionary measures intended to help ensure the well-being of its employees and minimize business disruption. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on the Company’s results of operations and financial position at December 31, 2020. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and the ability of the Company to continue to provide high quality services to its clients.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

License Agreement

The consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary. On August 18, 2020, Aurea entered into a license agreement with a third-party vendor (the “Vendor”), whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company shall pay an annual Reservation Fee of $120,000 while the Company pursues up to four (4) NGSO satellite filing(s) via the Vendor. The Reservation Fee is levied on the date the filing(s) is received at the International Telecommunication Union (ITU). The Reservation Fee is payable annually at the anniversary of the date of receipt, as long as the customer retains the NGSO filing(s). The Reservation Fee payment continues to be payable until any of the frequency assignments of the NGSO filing(s) are brought into use. Upon the submission to the ITU to bring into use any of the frequency assignments of a given constellation, an annual License Fee of $120,000 shall be paid in lieu of the Reservation Fee. On February 1, 2021, the Vendor submitted the license filing to the ITU and on April 6, 2021, the ITU published the license filing for LIZZIE IOMSAT. Payments began in February 2021.

F-14

Note 11. Stockholder’s Equity

Authorized Capital Stock

Class B Common Stock

On December 31, 2020, Mark Mikolajczyk assigned all his rights, title and 10% membership interest in the Company to Craig Technical Consulting, Inc.

In April 2021, as part of the share conversion, the Company converted the 100% membership interest of Craig Technical Consulting, Inc. into 85,000 shares of Common Stock, par value $0.0001, of the Company.

On August 16, 2021, all 85,000 shares of the previously issued and outstanding Common Stock, par value $0.0001 were exchanged for 10,000,000 shares of Class B Common Stock, par value $0.0001. All Class B common share and per share information in these financial statements retroactively reflect this share exchange.

The Company had 10,000,000 shares of Class B common stock issued and outstanding as of December 31, 2020 and 2019.

Note 12. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date through November 22, 2021, the date the financial statements were available to be issued, and determined the following items:

On February 13, 2021, the Company borrowed a loan in the amount of $307,610 pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contains events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest, and rent expenses.

On May 1, 2021, Craig Technical Consulting, Inc, our majority shareholder, forgave $3,392,294 in principal amount owed to it by the Company. The forgiven debt was accounted for as contributed capital.

On May 1, 2021, the Company converted $4 million in intercompany accounts receivable owed to Craig Technical Consulting, Inc., our majority shareholder, into a related party Note Payable. The principal balance of this Note outstanding (together with any accrued, but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), and matures on September 30, 2025, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021.

On May 21, 2021, the Company entered into a Lease Agreement to rent office space in Cape Canaveral, FL. The Initial Term of the Lease commenced on June 1, 2021, and ends on May 31, 2024. The Company may terminate the lease on May 31, 2022 and May 31, 2023. Base rent for shall be $12,626 per year including all applicable taxes. The Landlord shall have the right to increase the Base Rent by 2.5% each year from the amount currently being charged beginning June 1, 2022.

On August 1, 2021, the Company entered into a Sublease Agreement with its related party Majority Shareholder (“Sublandlord”) , whereby the Company shall sublease certain offices, rooms and shared use of common spaces located at 150 Sykes Creek Parkway, Merritt Island, FL. The Lease is a month-to-month lease, and may be terminated with 30 day’s notice to the Sublandlord. The monthly rent shall be $4,570 from inception through January 31, 2022, $4,707 from February 1, 2022 to January 31, 2023 and $4,847 from February 1, 2023 to January 31, 2024.

On August 16, 2021, the Company filed an Amended and Restated Certificate of Incorporation with the state of Delaware to authorize the Company to issue 21,000,000 shares, consisting of 10,000,000 shares of Class A Common Stock, $0,0001 par value per share (“Class A Common”), 10,000,000 shares of Class B Common stock, $0.0001 par value per share (“Class B Common”), and 1,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”). On August 16, 2021, all 85,000 shares of the previously issued and outstanding Common Stock, par value $0.0001 were exchanged for 10,000,000 shares of Class B Common Stock, par value $0.0001.

On August 31, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 36,000,000 shares, consisting of 25,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

On August 31, 2021, the Company sold 1,009,500 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $868,665, net of fees and expenses.

On September 3, 2021, the Company sold 1,000,000 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $904,810, net of fees and expenses.

On September 15, 2021, the Company sold 990,500 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $920,860, net of fees and expenses.

On September 22, 2021, the Board of Directors approved an issuance of 200,000 shares of restricted Class A Common Stock to 2 employees. The shares vested immediately upon the grant date.

F-15

SIDUS SPACE, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2021	2020
Assets
Current assets
Cash	$2,234,312	$20,162
Accounts receivable, net	154,683	166,450
Accounts receivable - related party, net	-	175,769
Inventory	56,735	205,942
Prepaid and other current assets	41,424	14,294
Total current assets	2,487,154	582,617

Property and equipment, net	687,835	952,198
Operating lease right-of-use assets	566,636	297,555
Other	12,486	12,486
Total Assets	$3,754,111	$1,844,856

Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable and other current liabilities	$418,270	$260,191
Accounts payable - related party	394,924	-
Deferred revenue – related party	62,712	-
Due to shareholder	-	7,302,422
Notes payable	-	338,311
Notes payable - related party	750,000	-
Operating lease liability	256,900	121,613
Finance lease liability	50,344	73,184
Total Current Liabilities	1,933,150	8,095,721

Notes payable - related party - non-current	3,000,000	-
Operating lease liability - non-current	329,395	185,210
Finance lease liability - non-current	110,045	149,385
Total Liabilities	5,372,590	8,430,316

Stockholder’s Deficit
Preferred Stock: 1,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 35,000,000 authorized; $0.0001 par value
Class A common stock: 25,000,000 shares authorized; 3,200,000 and 0 shares issued and outstanding, respectively	320	-
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding, respectively	1,000	1,000
Additional paid-in capital	11,369,589	5,083,280
Accumulated deficit	(12,989,388)	(11,669,740)
Total Stockholder’s Deficit	(1,618,479)	(6,585,460)
Total Liabilities and Stockholder’s Deficit	$3,754,111	$1,844,856

The accompanying notes are an integral part of these Unaudited Consolidated financial statements

F-16

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenue	$123,182	$353,201	$412,823	$1,379,644
Revenue - related party	376,669	55,216	472,482	159,031
Cost of revenue	480,997	374,603	1,057,137	1,479,676
Gross profit (loss)	18,854	33,814	(171,832)	58,999

Operating expenses
General and administrative	918,199	413,936	1,721,683	1,228,664
Total operating expenses	918,199	413,936	1,721,683	1,228,664

Net loss from operations	(899,345)	(380,122)	(1,893,515)	(1,169,665)

Other income (expense)
Other expense	-	(318)	(504)	(934)
Interest expense	(32,766)	(1,238)	(59,459)	(7,732)
Gain on forgiveness of PPP loan	309,370	-	633,830	-
Total other income (expense)	276,604	(1,556)	573,867	(8,666)

Loss before income taxes	(622,741)	(381,678)	(1,319,648)	(1,178,331)
Provision for income taxes	-	-	-	-
Net loss	$(622,741)	$(381,678)	$(1,319,648)	$(1,178,331)

Basic and diluted loss per Class A and B common Share	$(0.06)	$(0.04)	$(0.13)	$(0.12)

Basic and diluted weighted average number of Class A and B common shares outstanding	10,836,332	10,000,000	10,281,841	10,000,000

The accompanying notes are an integral part of these Unaudited Consolidated financial statements

F-17

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(UNAUDITED)

For the Three and Nine Months Ended September 30, 2021

					Additional
	Class A Common Stock		Class B Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2020	-	$-	10,000,000	$1,000	$5,083,280	$(11,669,740)	$(6,585,460)

Class A common stock issued for cash	3,000,000	300	-	-	2,694,035	-	2,694,335
Class A common stock issued for service	200,000	20	-	-	199,980	-	200,000
Debt forgiveness related party	-	-	-	-	3,392,294	-	3,392,294
Net loss	-	-	-	-	-	(1,319,648)	(1,319,648)
Balance - September 30, 2021	3,200,000	$320	10,000,000	$1,000	$11,369,589	$(12,989,388)	$(1,618,479)

Balance - June 30, 2021	-	$-	10,000,000	$1,000	$8,475,574	$(12,366,647)	$(3,890,073)
Class A common stock issued for cash	3,000,000	300	-	-	2,694,035	-	2,694,335
Class A common stock issued for services	200,000	20	-	-	199,980	-	200,000
Net loss	-	-	-	-	-	(622,741)	(622,741)
Balance - September 30, 2021	3,200,000	$320	10,000,000	$1,000	$11,369,589	$(12,989,388)	$(1,618,479)

The accompanying notes are an integral part of these Unaudited Consolidated financial statements

F-18

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(UNAUDITED)

For the Three and Nine Months Ended September 30, 2020

			Additional
	Class B Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance - December 31, 2019	10,000,000	$1,000	$5,083,280	$(10,126,834)	$(5,042,554)

Net loss	-	-	-	(1,178,331)	(1,178,331)
Balance - September 30, 2020	10,000,000	$1,000	$5,083,280	$(11,305,165)	$(6,220,885)

Balance - June 30, 2020	10,000,000	$1,000	$5,083,280	$(10,923,487)	$(5,839,207)

Net loss	-	-	-	(381,678)	(381,678)
Balance - September 30, 2020	10,000,000	$1,000	$5,083,280	$(11,305,165)	$(6,220,885)

The accompanying notes are an integral part of these Unaudited Consolidated financial statements

F-19

SIDUS SPACE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
	September 30,
	2021	2020

Cash Flows From Operating Activities:
Net loss	$(1,319,648)	$(1,178,331)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	200,000	-
Depreciation and amortization	294,629	363,845
Bad debt	618	-
Lease liability amortization	10,391	(1,849)
Gain on forgiveness of PPP loan	(633,830)	-
Changes in operating assets and liabilities:
Accounts receivable	186,918	177,417
Inventory	149,207	(122,644)
Prepaid expenses and other assets	(27,130)	(257,418)
Accounts payable and accrued liabilities	557,178	(544,719)
Deferred revenue – related party	62,712	-
Net Cash used in Operating Activities	(518,955)	(1,563,699)

Cash Flows From Investing Activities:
Purchase of property and equipment	(30,266)	(4,508)
Net Cash used in Investing Activities	(30,266)	(4,508)

Cash Flows From Financing Activities:
Proceeds from issuance from common stock	2,694,335	-
Due to shareholder	89,872	1,465,560
Proceeds from notes payable	307,610	322,045
Repayment of notes payable	(16,266)	(47,325)
Payment of lease liabilities	(62,180)	(168,435)
Repayment of notes payable - related party	(250,000)	-
Net Cash provided by Financing Activities	2,763,371	1,571,845

Net change in cash	2,214,150	3,638
Cash, beginning of period	20,162	57,325
Cash, end of period	$2,234,312	$60,963

Supplemental cash flow information
Cash paid for interest	$6,713	$11,891
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness	$3,392,294	$-
Note payable - related party issued exchange with due to shareholder	$4,000,000	$-

The accompanying notes are an integral part of these Unaudited Consolidated financial statements

F-20

SIDUS SPACE, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2021

(UNAUDITED)

Note 1. Organization and Description of Business

Organization

Sidus Space Inc. (“Sidus”, “we”, “us” or the “Company”), was formed as Craig Technologies Aerospace Solutions, LLC, in the state of Florida, on July 17, 2012. On April 16, 2021, the Company filed a Certificate of Conversion to register and incorporate with the state of Delaware and on August 13, 2021 changed the company name to Sidus Space, Inc.

On August 16, 2021, the Company filed an Amended and Restated Certificate of Incorporation with the state of Delaware to authorize the Company to issue 21,000,000 shares, consisting of 10,000,000 shares of Class A Common Stock, $0,0001 par value per share (“Class A Common”), 10,000,000 shares of Class B Common stock, $0.0001 par value per share (“Class B Common”), and 1,000,000 shares of preferred stock, $0.0001 par value (the “Preferred Stock”). On August 16, 2021, all 85,000 shares of the previously issued and outstanding Common Stock, par value $0.0001 were exchanged for 10,000,000 shares of Class B Common Stock, par value $0.0001.

On August 31, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 36,000,000 shares, consisting of 25,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

Description of Business

The company is a Space-as-a-Service company focused on commercial satellite design, manufacture, launch, and data collection with a vision to enable space flight heritage status for new technologies and deliver data and predictive analytics to both domestic and global customers. We have nine (9) years of commercial, military and government manufacturing experience combined with space qualification experience, existing customers and pipeline, and International Space Station (ISS) heritage hardware. We support Commercial Space, Aerospace, Defense, Underwater Marine and other commercial and government customers. Our services include Multidisciplinary Design Engineering, Precision CNC Machining and Fabrication, Swiss Screw Machining, American Welding Society (AWS) Certified Welding and Fabrication, Electrical and Electronic Assemblies, Wire Cable harness Fabrication, 3D Composite and Metal Printing, Satellite Manufacturing, Satellite Payload Integration and Operations Support, Satellite Deployment and Microgravity testing and Research. We are building an all-inclusive space-as-a-service platform for the global space economy. Carol Craig, the founder and CEO of Sidus, has also built her namesake firm Craig Technologies into a multi-million dollar revenues aerospace and defense contracting company recognized throughout the U.S. government and commercial space industries, backed with proven experience in catalyzing the design, development, and commercialization of new and innovative space technologies and services through aerospace and defense partnerships and collaborations. We are developing and plan to launch 100 kg (220-pound) satellites with available space to rapidly integrate customer sensors and technologies. By developing a plug-and-play operating system for space, we believe we can deliver customer sensors to orbit in months, rather than years. In addition, we intend on delivering high-impact data for insights on aviation, maritime, weather, space services, earth intelligence and observation, financial technology (Fintech) and the Internet of Things.

Note 2. Summary of Signification Accounting Policies

Basis of Presentation

The Company prepares its financial statements in accordance with rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The accompanying interim financial statements have been prepared in accordance with GAAP for interim financial information in accordance with Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2021 are not necessarily indicative of the results for the full year. While management of the Company believes that the disclosures presented herein are adequate and not misleading, these interim financial statements should be read in conjunction with the audited consolidated financial statements and the footnotes thereto for the year ended December 31, 2020, contained elsewhere in the Company’s Registration Statement on Form S-1.

F-21

Principles of Consolidation

The consolidated financial statements include the accounts of our Company and the variable interest entity (“VIE”), Aurea Alas Limited (“Aurea”), of which we are the primary beneficiary. All intercompany transactions and balances have been eliminated on consolidation.

For entities determined to be VIEs, an evaluation is required to determine whether the Company is the primary beneficiary. The Company evaluates its economic interests in the entity specifically determining if the Company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance (“the power”) and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE (“the benefits”). When making the determination on whether the benefits received from an entity are significant, the Company considers the total economics of the entity, and analyzes whether the Company’s share of the economics is significant. The Company utilizes qualitative factors, and, where applicable, quantitative factors, while performing the analysis.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, and loans payable, are carried at historical cost. At September 30, 2021 and December 31, 2020, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Note 3. Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of September 30, 2021, had limited gross profit and incurred a loss from operations for the nine months ended September 30, 2021. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-22

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its common stock, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements and will have to rely on advances from a minority stockholder and our officer. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

Note 4. Variable Interest Entity

The consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary, and on August 26, 2020, the Company entered into a licensing agreement with Aurea. Aurea is a Limited company organized in the Isle of Man, which entered into a license agreement with a third party vendor, whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company is responsible for 100% of the operations of Aurea and derives 100% of the net profits or losses derived from the business operations. The assets, liabilities and the operations of Aurea from the date of inception (July 20, 2020), were included in the Company’s consolidated financial statements.

Through a declaration of trust, 100% of the voting rights of Aurea’s shareholders have been transferred to the Company so that the Company has effective control over Aurea and has the power to direct the activities of Aurea that most significantly impact its economic performance. There are no restrictions on the consolidated VIE’s assets and on the settlement of its liabilities and all carrying amounts of VIE’s assets and liabilities are consolidated with the Company’s financial statements.

If facts and circumstances change such that the conclusion to consolidate the VIE has changed, the Company shall disclose the primary factors that caused the change and the effect on the Company’s financial statements in the periods when the change occurs.

As of September 30, 2021 and December 31, 2020, Aurea’s assets and liabilities are as follows;

	September 30,	December 31,
	2021	2020
Current Assets
Cash	$13,394	$6,348
Prepaid and other current assets	7,932	4,593
	$21,326	$10,941

Current Liabilities
Accounts payable and other current liabilities	$62,978	$6,559

For the nine months ended September 30, 2021 and from inception (July 20, 2021) through September 30, 2020, Aurea’s net loss was $58,692 and $7,781, respectively.

Note 5. Property and Equipment

At September 30, 2021 and December 31, 2020, property and equipment consisted of the following:

	September 30,	December 31,
	2021	2020
Office equipment	$17,061	$17,061
Vehicle	28,143	28,143
Software	84,712	80,362
Machinery	3,280,911	3,254,994
Leasehold improvements	184,890	184,890
	3,595,717	3,565,450
Accumulated depreciation	(2,907,882)	(2,613,252)
Property and equipment, net of accumulated depreciation	$687,835	$952,198

F-23

Depreciation expense of property and equipment for the nine months ended September 30, 2021 and 2020 is $294,630 and $363,845, respectively.

During the nine months ended September 30, 2021 and 2020, the Company purchased assets of $30,266 and $4,508, respectively.

Note 6. Accounts payable and other current liabilities

At September 30, 2021 and December 31, 2020, Accounts payable and other current liabilities consisted of the following:

	September 30,	December 31,
	2021	2020

Accounts payable	$210,424	$63,044
Payroll liabilities	130,362	110,710
Credit cards	19,391	82,387
Other payable	20,265	1,635
Accrued interest	-	2,415
Accrued interest – related party	37,828	-
	$418,270	$260,191

Note 7. Leases

Operating lease

We have a noncancelable operating lease entered into in November 2016 for our office facility that expires in July 2021. The operating lease has renewal options to May 2023. We have a operating lease entered into in June 2021 for our office facility that expires in May 2024.

We recognized total lease expense of approximately $153,974 and $121,910 for the nine months ended September 30, 2021 and 2020, respectively, primarily related to operating lease costs paid to lessors from operating cash flows. As of September 30, 2021 and December 31, 2020, the Company recorded security deposit of $10,000.

Future minimum lease payments under operating leases that have initial noncancelable lease terms in excess of one year at September 30, 2021 were as follows:

Total
Year Ended December 31,
2021 (excluding the nine months ended September 30, 2021)	$68,651
2022	280,090
2023	205,987
2024	63,835
Thereafter	-
618,563
Less: Imputed interest	(32,268)
Operating lease liabilities	586,295

Operating lease liability - current	256,900
Operating lease liability - non-current	$329,395

F-24

The following summarizes other supplemental information about the Company’s operating lease as of September 30, 2021:

Weighted average discount rate	4.64%
Weighted average remaining lease term (years)	2.30

Finance lease

The Company leases machinery and office equipment under non-cancellable finance lease arrangements. The term of those capital leases is at the range from 59 months to 83 months and annual interest rate is at the range from 4% to 6%.

At September 30, 2021, future minimum lease payments under the finance lease obligations, are as follows:

Total
2021 (excluding the nine months ended September 30, 2021)	$14,160
2022	56,638
2023	50,682
2024	15,732
2025	15,732
Thereafter	22,286
175,230
Less: Imputed interest	(14,841)
Finance lease liabilities	160,389

Finance lease liability	50,344
Finance lease liability - non-current	$110,045

As of September 30, 2021 and December 31, 2020, finance lease assets are included in property and equipment as follows:

	September 30,	December 31,
	2021	2020
Machinery	$245,380	$888,783
Accumulated depreciation	(124,935)	(544,860)
Finance lease assets, net of accumulated depreciation	$120,445	$343,923

During the nine months ended September 30, 2021 and 2020, the Company recoded depreciation of finance lease assets of $36,807 and $122,236 and interest expense of finance lease of $6,602 and $13,770, respectively.

F-25

Note 8. Notes Payable

PPP Loan

On April 14, 2020, the Company borrowed a loan in the amount of $322,045 pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1.0% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan contains events of default and other provisions customary for a loan of this type. The PPP Loan may be forgiven if used under program parameters for payroll, mortgage interest, and rent expenses.

In February 2021, the U.S. Small Business Administration has remitted to the Lender the principal and interest for forgiveness of the Borrower’s PPP Loan.

On February 13, 2021, the Company borrowed a loan in the amount of $307,610 pursuant to the PPP Loan under the CARES Act. In September 2021, the U.S. Small Business Administration has remitted to the Lender the principal and interest for forgiveness of the Borrower’s PPP Loan.

Loan payable

The Company borrowed $297,250 to purchase machinery in May 2016 and fully repaid $16,266 for the nine months ended September 30, 2021. The maturity date of this loan is in March 2021 and annual interest rate is 4.098%.

At September 30, 2021 and December 31, 2020, the Company had loan payable of $0 and $16,266, respectively.

Note 9. Related Party Transactions

Revenue and Accounts receivable

The Company recognized revenue of $472,482 and $159,031 for the nine months ended September 30, 2021 and 2020 and accounts receivable of $0 and $175,769 as of September 30, 2021 and December 31, 2020, respectively, from contracts entered into by Craig Technical Consulting, Inc, its majority shareholder, and subcontracted to the Company for four customers.

Accounts payable

The Company recognized accounts payable to Craig Technical Consulting, Inc, its majority shareholder of $394,924 and $0, respectively as of September 30, 2021 and December 31, 2020.

Deferred revenue

The Company recognized deferred revenue to Craig Technical Consulting, Inc, its majority shareholder of $62,712 and $0, respectively as of September 30, 2021 and December 31, 2020.

Due to shareholder

As of September 30, 2021 and December 31, 2020, the Company owed $0 and $7,302,422 to Craig Technical Consulting, Inc. On May 1, 2021, Craig Technical Consulting, Inc, our majority shareholder, forgave $3,392,294 in principal amount owed to it by the Company. The forgiven debt was accounted for as contributed capital. The loan is unsecured, due on demand and non-bearing-interest.

Note payable – related party

On May 1, 2021, the Company converted $4 million in intercompany accounts receivable owed to Craig Technical Consulting, Inc., our majority shareholder, into a related party Note Payable. The principal balance of this Note outstanding (together with any accrued, but unpaid interest thereon) shall bear interest at a per annum interest rate equal to the long term Applicable Federal Rate (as such term is defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended), and matures on September 30, 2025, and shall be repaid in the amount of $250,000 every quarter for four (4) years beginning on Oct 1, 2021. On September 30, 2021, the Company repaid $250,000. As of September 30, 2021, the Company had note payable – related current of $750,000 and non-current of $3,000,000. During the nine months ended September 30, 2021, the Company recorded interest expense of $37,828.

F-26

Sublease

On August 1, 2021, the Company entered into a Sublease Agreement with its related party Majority Shareholder (“Sublandlord”) , whereby the Company shall sublease certain offices, rooms and shared use of common spaces located at 150 Sykes Creek Parkway, Merritt Island, FL. The Lease is a month-to-month lease, and may be terminated with 30 day’s notice to the Sublandlord. The monthly rent shall be $4,570 from inception through January 31, 2022, $4,707 from February 1, 2022 to January 31, 2023 and $4,847 from February 1, 2023 to January 31, 2024. During the nine months ended September 30, 2021, the Company recorded $9,140.

Note 10. Commitments and Contingencies

Covid-19

A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in markets served. The Company has instituted some and may take additional temporary precautionary measures intended to help ensure the well-being of its employees and minimize business disruption. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on the Company’s results of operations and financial position at September 30, 2021. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and the ability of the Company to continue to provide high quality services to its clients.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

License Agreement

The consolidated financial statements include Aurea Alas Limited, which is a variable interest entity of which we are the primary beneficiary (see Note 4). On August 18, 2020, Aurea entered into a license agreement with a third-party vendor (the “Vendor”), whereby they licensed the rights to use certain available radio frequency spectrum for satellite communications. The Company shall pay an annual Reservation Fee of $120,000 while the Company pursues up to four (4) NGSO satellite filing(s) via the Vendor. The Reservation Fee is levied on the date the filing(s) is received at the International Telecommunication Union (ITU). The Reservation Fee is payable annually at the anniversary of the date of receipt, as long as the customer retains the NGSO filing(s). The Reservation Fee payment continues to be payable until any of the frequency assignments of the NGSO filing(s) are brought into use. Upon the submission to the ITU to bring into use any of the frequency assignments of a given constellation, an annual License Fee of $120,000 shall be paid in lieu of the Reservation Fee. On February 1, 2021, the Vendor submitted the license filing to the ITU and on April 6, 2021, the ITU published the license filing for LIZZIE IOMSAT. Payments began in February 2021.

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Note 11. Stockholder’s Equity

Authorized Capital Stock

On August 31, 2021, the Company filed an amendment to its Amended and Restated Certificate of Incorporation with the State of Delaware to authorize the Company to issue 36,000,000 shares, consisting of 25,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 1,000,000 shares of Preferred Stock. The Class B Common Stock is entitled to 10 votes for every 1 vote of the Class A Common Stock.

In April 2021, as part of the share conversion, the Company converted the 100% membership interest of Craig Technical Consulting, Inc. into 85,000 shares of Common Stock, par value $0.0001, of the Company. The Company has reflected this conversion for all periods presented.

Class A Common Stock

On August 31, 2021, the Company sold 1,009,500 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $868,665, net of fees and expenses.

On September 3, 2021, the Company sold 1,000,000 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $904,810, net of fees and expenses.

On September 15, 2021, the Company sold 990,500 Class A shares of Common stock for $1.00 per share for aggregate proceeds of $920,860, net of fees and expenses.

On September 22, 2021, the Board of Directors approved an issuance of 200,000 shares of restricted Class A Common Stock to 2 employees valued at $200,000. The shares vested immediately upon the grant date.

The Company had 3,200,000 and 0 shares of Class A common stock issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.

Class B Common Stock

On August 16, 2021, all 85,000 shares of the previously issued and outstanding Common Stock, par value $0.0001 were exchanged for 10,000,000 shares of Class B Common Stock, par value $0.0001. All Class B common share and per share information in these financial statements retroactively reflect this share exchange.

The Company had 10,000,000 shares of Class B common stock issued and outstanding as of September 30, 2021 and December 31, 2020.

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200,000 Shares

Sidus Space, Inc.

Class A Common Stock

Prospectus

December 13, 2021

Until January 7, 2022 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

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